                                                                   EXHIBIT 10.19

                                                                  EXECUTION COPY

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                      AMENDED AND RESTATED CREDIT AGREEMENT


                          Dated as of February 26, 1998


                                      among


                           KENDLE INTERNATIONAL INC.,


                               THE SEVERAL LENDERS
                         FROM TIME TO TIME PARTY HERETO


                                       AND


                               NATIONSBANK, N.A.,
                           as Agent and Issuing Lender






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                                TABLE OF CONTENTS


SECTION 1  DEFINITIONS................................................  1
         1.1      Definitions.........................................  1
         1.2      Computation of Time Periods......................... 28
         1.3      Accounting Terms.................................... 28
         1.4      Terms Generally..................................... 28

SECTION 2  CREDIT FACILITIES.......................................... 28
         2.1      Revolving Loans..................................... 28
         2.2      Letter of Credit Subfacility........................ 30
         2.3      Competitive Bid Loans............................... 36

SECTION 3  OTHER PROVISIONS RELATING TO CREDIT FACILITIES............. 39
         3.1      Default Rate........................................ 39
         3.2      Extension and Conversion............................ 39
         3.3      Prepayments......................................... 40
         3.4      Termination and Reduction of Commitments............ 42
         3.5      Fees................................................ 43
         3.6      Increased Cost and Reduced Return................... 44
         3.7      Limitation on Types of Loans........................ 45
         3.8      Illegality.......................................... 46
         3.9      Treatment of Affected Loans......................... 46
         3.10     Taxes............................................... 46
         3.11     Compensation........................................ 48
         3.12     Pro Rata Treatment.................................. 49
         3.13     Sharing of Payments................................. 49
         3.14     Payments, Computations, Etc......................... 50
         3.15     Evidence of Debt.................................... 52

SECTION 4  CONDITIONS................................................. 52
         4.1      Closing Conditions.................................. 52
         4.2      Conditions to all Extensions of Credit.............. 55

SECTION 5  REPRESENTATIONS AND WARRANTIES............................. 57
         5.1      Financial Condition................................. 57
         5.2      No Material Change.................................. 58
         5.3      Organization and Good Standing...................... 58
         5.4      Power; Authorization; Enforceable Obligations....... 58
         5.5      No Conflicts........................................ 59
         5.6      No Default.......................................... 59
         5.7      Ownership of Assets................................. 59
         5.8      Indebtedness........................................ 59
         5.9      Litigation.......................................... 59
         5.10     Taxes............................................... 59
         5.11     Compliance with Law................................. 60


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         5.12     ERISA............................................... 60
         5.13     Subsidiaries........................................ 61
         5.14     Governmental Regulations, Etc....................... 61
         5.15     Purpose of Loans and Letters of Credit.............. 62
         5.16     Environmental Matters............................... 62
         5.17     Intellectual Property............................... 63
         5.18     Solvency............................................ 63
         5.19     Investments......................................... 64
         5.20     [Intentionally omitted]............................. 64
         5.21     Disclosure.......................................... 64
         5.22     No Burdensome Restrictions; Material Agreements..... 64
         5.23     Labor Matters....................................... 64
         5.24     Nature of Business.................................. 65
         5.25     Security Documents.................................. 65
         5.26     Transactions with Affiliates........................ 65
         5.27     Insurance........................................... 66

SECTION 6  AFFIRMATIVE COVENANTS...................................... 66
         6.1      Information Covenants............................... 66
         6.2      Preservation of Existence and Franchises............ 69
         6.3      Books and Records................................... 69
         6.4      Compliance with Law................................. 69
         6.5      Payment of Taxes and Other Indebtedness............. 69
         6.6      Insurance; Certain Proceeds......................... 69
         6.7      Maintenance of Property............................. 71
         6.8      Performance of Obligations.......................... 71
         6.9      Use of Proceeds..................................... 71
         6.10     Audits/Inspections.................................. 71
         6.11     Additional Credit Parties........................... 72
         6.12     Life Insurance...................................... 72

SECTION 7  NEGATIVE COVENANTS......................................... 73
         7.1      Indebtedness........................................ 73
         7.2      Liens............................................... 74
         7.3      Nature of Business.................................. 74
         7.4      Consolidation, Merger, Dissolution, etc............. 74
         7.5      Asset Dispositions.................................. 75
         7.6      Investments; Acquisitions........................... 76
         7.7      Restricted Payments................................. 76
         7.8      Prepayments of Indebtedness, etc.................... 77
         7.9      Transactions with Affiliates........................ 77
         7.10     Fiscal Year; Organizational Documents............... 77
         7.11     Limitation on Restricted Actions.................... 77
         7.12     Ownership of Subsidiaries: Limitations on Borrower.. 78
         7.13     Sale Leasebacks..................................... 78
         7.14     [intentionally omitted]............................. 78
         7.15     No Further Negative Pledges......................... 78

                                       ii

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         7.16     Impairment of Security Interests.................... 78
         7.17     Sales of Receivables................................ 79
         7.18     Financial Covenants................................. 79

SECTION 8  EVENTS OF DEFAULT.......................................... 79
         8.1      Events of Default................................... 79
         8.2      Acceleration; Remedies.............................. 83

SECTION 9  AGENCY PROVISIONS.......................................... 84
         9.1      Appointment, Powers and Immunities.................. 84
         9.2      Reliance by Agent................................... 85
         9.3      Defaults............................................ 85
         9.4      Rights as Lender.................................... 85
         9.5      Indemnification..................................... 86
         9.6      Non-Reliance on Agent and Other Lenders............. 86
         9.7      Resignation of Agent................................ 87

SECTION 10  MISCELLANEOUS............................................. 87
         10.1     Notices............................................. 87
         10.2     Right of Set-Off.................................... 88
         10.3     Benefit of Agreement................................ 89
         10.4     No Waiver; Remedies Cumulative...................... 91
         10.5     Expenses; Indemnification........................... 91
         10.6     Amendments, Waivers and Consents.................... 92
         10.7     Counterparts........................................ 94
         10.8     Headings............................................ 94
         10.9     Survival............................................ 94
         10.10    Governing Law; Submission to Jurisdiction; Venue.... 95
         10.11    Severability........................................ 95
         10.12    Entirety............................................ 96
         10.13    Binding Effect; Termination......................... 96
         10.14    Confidentiality..................................... 96
         10.15    Source of Funds..................................... 96
         10.16    Conflict............................................ 97


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                                    SCHEDULES
                                    ---------


Schedule 1.1A     Investments
Schedule 1.1B     Liens
Schedule 2.1(a)   Commitments
Schedule 5.1      Liabilities
Schedule 5.2      Distributions
Schedule 5.4      Required Consents, Authorizations, Notices and Filings
Schedule 5.9      Litigation
Schedule 5.12     ERISA
Schedule 5.13     Subsidiaries
Schedule 5.16     Environmental Disclosures
Schedule 5.17     Intellectual Property
Schedule 5.22     Material Contracts
Schedule 5.23     Labor Matters
Schedule 5.25     Filing Locations
Schedule 7.1(b)   Indebtedness


                                    EXHIBITS
                                    --------

Exhibit A         Form of Pledge Agreement
Exhibit B         Form of Guarantors' Consent
Exhibit C         Form of Intercompany Note
Exhibit D         Form of Assignment and Acceptance
Exhibit E         Form of Notice of Borrowing
Exhibit F         Form of Revolving Note
Exhibit G         Form of Notice of Extension/Conversion
Exhibit H         Form of Competitive Bid Quote Request
Exhibit I         Form of Officer's Compliance Certificate
Exhibit J         Form of Joinder Agreement
Exhibit K         Form of Opinion of General Counsel
Exhibit L         [Intentionally omitted]
Exhibit M         Form of Competitive Bid Quote
Exhibit N         Form of Competitive Bid Note


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         AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 26, 1998 (as amended, modified, restated or supplemented from time to time, this "AMENDED AGREEMENT"), among KENDLE INTERNATIONAL INC., an Ohio corporation (the "BORROWER"), the Lenders (as defined herein) and NATIONSBANK, N. A., as Agent for the Lenders (in such capacity, the "AGENT").

         The Borrower has requested that the Lenders provide a credit facility to the Borrower in the aggregate principal amount of up to $30,000,000 for the purposes set forth in this Amended Agreement below. The Lenders have agreed to make the requested credit facility available to the Borrower on the terms and subject to the conditions set forth in this Amended Agreement below. This Amended Agreement is an amendment and restatement of the Existing Credit Agreement (as defined herein), and not a novation or discharge of the obligations of the Borrower thereunder. Accordingly, the Borrower, the Lenders and the Agent agree as follows:


                                  SECTION 1
                                 DEFINITIONS

         1.1 DEFINITIONS. As used in this Amended Agreement, the following terms shall have the meanings specified below:

         "ABSOLUTE RATE" shall have the meaning assigned to such term in SECTION 2.3(C)(II)(C).

         "ABSOLUTE RATE AUCTION" shall mean a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to SECTION 2.3.

         "ADDITIONAL GUARANTOR" shall mean each Person that becomes a Domestic Subsidiary of the Borrower after the Effective Date.

         "ADJUSTED BASE RATE" shall mean the Base Rate PLUS the Applicable Percentage.

         "ADJUSTED EURODOLLAR RATE" shall mean the Eurodollar Rate PLUS the Applicable Percentage.

         "AFFECTED LOANS" shall have the meaning assigned to that term in
Section 3.9.

         "AFFECTED TYPE" shall have the meaning assigned to that term in Section 3.9.

         "AFFILIATE" shall mean (a) with respect to any Person (including the Credit Parties), any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and
(b) with respect to the Credit Parties, any Person directly or indirectly owning or holding five percent (5%) or more of the equity interest in such Person. For purposes of this definition, "control" when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "AGENCY SERVICES ADDRESS" shall mean NationsBank, N.A., NC1-001-15-04, 101 North Tryon Street, Charlotte, North Carolina 28255, Attn: Agency Services, or such other address as may be identified by written notice from the Agent to the Borrower.

         "AGENT" shall have the meaning assigned to that term in the heading hereof, together with its successors.

         "APPLICABLE LENDING OFFICE" shall mean, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

         "APPLICABLE PERCENTAGE" shall mean, for purposes of calculating (i) the applicable interest rate for any day for any Eurodollar Loan, (ii) the applicable rate of the Facility Fee for any day for purposes of Section 3.5(a),
(iii) the applicable interest rate for any Base Rate Loan and (iv) the applicable rate of the Standby Letter of Credit Fee for any day for purposes of
Section 3.5(b)(i), the appropriate applicable percentage set forth in the table below corresponding to the Leverage Ratio as of the most recent Calculation
Date:

================================================================================================================================
                                               Applicable
  Pricing              Total                 Percentage For          Applicable Percentage          Applicable Percentage
   Level           Leverage Ratio           Eurodollar Loans          For Base Rate Loans             For Facility Fees
                                            and for Standby
                                         Letter of Credit Fees
--------------------------------------------------------------------------------------------------------------------------------
     I            less than or
               equal to 1.0 to 1.0                 0.50%                        0.0%                          0.125%
--------------------------------------------------------------------------------------------------------------------------------
     II           less than or
              equal to 2.0 to 1.0 but
              greater than 1.0 to 1.0              0.625%                       0.0%                          0.20%
--------------------------------------------------------------------------------------------------------------------------------
    III           less than or
              equal to 2.5 to 1.0 but
             greater than 2.0 to 1.0               0.875%                       0.0%                          0.30%
--------------------------------------------------------------------------------------------------------------------------------
     IV           less than or
              equal to 3.0 to 1.0 but
             greater than 2.5 to 1.0               1.125%                      0.25%                          0.375%
================================================================================================================================

Each Applicable Percentage shall be determined and adjusted quarterly on the date (each a "CALCULATION DATE") five (5) Business Days after the date by which the Borrower is required to provide an officer's certificate in accordance with the provisions of Section 6.1(c) for the most recently ended fiscal quarter of the Borrower; PROVIDED, THAT (a) the Applicable Percentages to be used for the period from the Effective Date through the Agent's receipt of the officer's certificate in accordance with the provisions of Section 6.1(c) for the Borrower's


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fiscal quarter ending December 31, 1997, shall be based on Pricing Level I (as shown above) and in the event that such officer's certificate indicates a Pricing Level other than Pricing Level I (as shown above) was applicable to such time period, the Borrower shall pay to the Administrative Agent on behalf of the Lenders, an amount equal to the difference between (1) the total interest and fees that would have been paid from the Effective Date through the applicable Calculation Date had the correct Pricing Level been applicable, and (2) the total interest and fees actually paid during such period based on Pricing Level I, (b) after the delivery of the officer's certificate referred to in clause (a) above, the Pricing Level shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (c) if the Borrower fails to provide the officer's certificate to the Agency Services Address as required by Section 6.1(c) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Percentage from such Calculation Date shall be based on Pricing Level IV (as shown above) until such time as an appropriate officer's certificate is provided, whereupon the Pricing Level shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentages shall be applicable to all Loans then existing or subsequently made or issued.

         "ASSET DISPOSITION" shall mean the disposition of any or all of the assets of any Credit Party (including the Capital Stock of a Subsidiary), whether by sale, lease (including any Sale and Leaseback Transaction), transfer, Casualty, Condemnation or otherwise; PROVIDED THAT, the foregoing definition shall not be deemed to imply that any such Asset Disposition is permitted under this Amended Agreement. The term "Asset Disposition" shall not include any Equity Issuance.

         "ASSIGNMENT AND ACCEPTANCE" shall mean an assignment and acceptance entered into by a Lender and its assignee in the form of EXHIBIT D or such other similar form as shall be approved by the Agent and the Borrower.

         "BANKRUPTCY CODE" shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

         "BANKRUPTCY EVENT" shall mean, with respect to any Person, the occurrence of any of the following with respect to such Person: (a) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (b) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (d) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

         "BASE RATE" shall mean, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

         "BASE RATE LOAN" shall mean any Loan bearing interest at a rate determined by reference to the Base Rate.

         "BORROWER" shall mean the Person identified as such in the heading hereof, together with its permitted successors and assigns.

         "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; EXCEPT, THAT, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England.

         "CALCULATION DATE" shall have the meaning assigned to that term in the definition of "Applicable Percentage" set forth in this Section 1.1.

         "CAPITAL LEASE" shall mean, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

         "CAPITAL STOCK" shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) all rights to purchase, warrants, options and other securities exercisable for, exchangeable for or convertible into any of the foregoing.

         "CASH EQUIVALENTS" shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) U.S. dollar denominated certificates of deposit of (i) any Lender, (ii) any domestic commercial


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bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "APPROVED BANK"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six (6) months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower or any Subsidiary shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

         "CASUALTY" shall mean any casualty or other loss, damage or destruction of any Property of any Credit Party.

         "CHANGE OF CONTROL" shall mean any of the following events: (a) any person or "group" (within the meaning of Rule 13d-5 under the Exchange Act), together with its Affiliates, other than Candace Kendle Bryan and Christopher C. Bergen, shall beneficially own, directly or indirectly, an amount of Capital Stock of the Borrower entitled to fifteen percent (15%) or more of the Total Voting Power of the Borrower; (b) Candace Kendle Bryan and Christopher C. Bergen together cease to own shares of Capital Stock of the Borrower representing at least twenty percent (20%) of the Total Voting Power of the Borrower; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of sixty-six and 2/3 percent (66-2/3%) of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

         "CHIEF FINANCIAL OFFICER" of any Person shall mean the chief financial officer, principal accounting officer or similar officer of such Person.

         "CLOSING DATE" shall mean the closing date of the Existing Credit Agreement.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

         "COLLATERAL" shall mean all the collateral which is identified in, and at any time is purported to be covered by, the Collateral Documents.

         "COLLATERAL DOCUMENTS" shall mean the Pledge Agreement, the Life Insurance Assignment, the Permitted Tax Distribution Agreements, such other documents executed and delivered in connection with the attachment and perfection of the Agent's security interests and liens arising thereunder and all documents and instruments under and pursuant to Section 6.11.

         "COMMITMENT" shall mean (a) with respect to each Lender, the Revolving Commitment of such Lender and (b) with respect to the Issuing Lender, the LOC Commitment.

         "COMPETITIVE BID BORROWING" shall have the meaning assigned to such term in SECTION 2.3(b).

         "COMPETITIVE BID LOANS" shall mean the Loans provided for by SECTION
2.3.

         "COMPETITIVE BID NOTES" shall mean the promissory notes provided for by
SECTION 2.3(g) substantially in the form of EXHIBIT N and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

         "COMPETITIVE BID QUOTE" shall mean an offer in accordance with SECTION 2.3(c) by a Lender to make a Competitive Bid Loan with one single specified interest rate.

         "COMPETITIVE BID QUOTE REQUEST" shall have the meaning assigned to such term in SECTION 2.3(b).

         "CONDEMNATION" shall mean any taking of Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other similar manner.

         "CONDEMNATION AWARD" shall mean all proceeds of any Condemnation or transfer in lieu thereof.

         "CONSOLIDATED CAPITAL EXPENDITURES" shall mean, for any period, the sum of all amounts, in accordance with GAAP, that are included as additions to property, plant and equipment and other capital expenditures on a consolidated statement of cash flows for the Borrower and its Consolidated Subsidiaries during such period (excluding the amounts under any Capital Lease). Notwithstanding the foregoing, the term "Consolidated Capital Expenditures" shall not include (a) capital expenditures in respect of the reinvestment of Insurance Proceeds and Condemnation Awards received by the Borrower and its Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents and
(b) capital expenditures for Permitted Acquisitions.

         "CONSOLIDATED CASH DIVIDENDS" shall mean, for any period, the aggregate amount of all dividends or distributions paid in cash in respect of Capital Stock by the Borrower during such period (other than Permitted Tax Distributions).

         "CONSOLIDATED CASH TAXES" shall mean (i) for any period that the Borrower is an "S Corporation" treated as a pass through entity for United States Federal income tax purposes, all Permitted Tax Distributions to the extent the same are distributed in cash by the Borrower to the holders of its Capital Stock during such period, and (ii) for any period from and after the Borrower's conversion to "C Corporation" status for United States Federal income tax purposes, the aggregate amount of all Federal, state, local and foreign income, value added and similar taxes based upon income of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, to the extent the same are paid in cash or satisfied through credit or refund applied to such taxes by the Borrower or any of its Consolidated Subsidiaries during such period.

         "CONSOLIDATED EBITDA" shall mean, for any period, the sum of (a) Consolidated Net Income for such period, PLUS (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for
(i) Consolidated Interest Expense (other than an extraordinary one-time charge not to exceed $2,500,000 resulting from early extinguishment of Indebtedness that occurred in 1997), (ii) Consolidated Cash Taxes; and (iii) depreciation and amortization expense MINUS (c) an amount which, in the determination of Consolidated Net Income for such period, has been added for (i) interest income and (ii) any non-cash income or non-cash gains PLUS (d) an amount which, in the determination of Consolidated Net Income for such period, has been subtracted for any non-cash losses, all as determined in accordance with GAAP.

         "CONSOLIDATED INTEREST EXPENSE" shall mean, for any period, the gross amount of interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, during such period, including (a) the portion of any payments or accruals with respect to Capital Leases that are allocable to interest expense in accordance with GAAP, (b) net costs under Interest Rate Protection Agreements during such period and (c) all fees, charges, discounts and other costs recognized in Borrower's Consolidated Net Income in respect of Indebtedness during such period, but, in each case; PROVIDED, THAT (i) all non-cash interest expense shall be excluded and (ii) any interest on Indebtedness of another Person that is guaranteed by the Borrower or any of its Consolidated Subsidiaries or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) a Lien on, or payable out of the proceeds of the sale of or production from, assets of the Borrower or any of its Consolidated Subsidiaries (whether or not such guarantee or Lien is called upon) shall be included.

         "CONSOLIDATED NET INCOME" shall mean, for any period, net income (or loss) after taxes of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period; PROVIDED, THAT, there shall be excluded from such calculation of net income (or loss) (a) the income of any Person in which any other Person

(other than the Borrower or any of its Subsidiaries) has any interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period and to the extent such dividend or distribution actually paid is required by GAAP and the regulations promulgated by the Securities and Exchange Commission to be reported as income, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or the date such Person's assets are acquired by the Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (d) except for purposes of Section 7.18(c), any after-tax gains attributable to sales of assets out of the ordinary course of business and (e) except for purposes of Section 7.18(c), to the extent not included in clauses (a) through (d) above, any non-cash extraordinary gains or non-cash extraordinary losses.

         "CONSOLIDATED NET WORTH" shall mean, as of any date, shareholders' equity or net worth of the Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP, excluding amounts attributable to Disqualified Stock and the cumulative translation adjustment determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED RENT EXPENSE" shall mean, for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period with respect to Operating Leases.

         "CONSOLIDATED SCHEDULED FUNDED DEBT PAYMENTS" shall mean, for any period, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Funded Indebtedness for such period (including the principal component of payments due on Capital Leases during such period but excluding, as long as no Default or Event of Default has occurred and is continuing, any principal payments due on Revolving Loans or Competitive Bid Loans during such period); PROVIDED, THAT, Consolidated Scheduled Funded Debt Payments shall not include voluntary prepayments of Funded Indebtedness, mandatory prepayments required pursuant to
Section 3.3 or other mandatory prepayments of Funded Indebtedness.

         "CONSOLIDATED SUBSIDIARIES" of any Person shall mean all subsidiaries of such Person consolidated with such Person for financial reporting purposes in accordance with GAAP.

         "CREDIT DOCUMENTS" shall mean a collective reference to this Amended Agreement, the Notes, the LOC Documents, each Joinder Agreement, the Fee Letter, the Collateral Documents, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Intercompany Notes, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and "CREDIT DOCUMENT" shall mean any one of them.

         "CREDIT OBLIGATIONS" shall mean, without duplication, (a) all of the obligations of the Credit Parties to the Lenders, the Issuing Lender and the Agent, whenever arising, whether monetary or otherwise, under this Amended Agreement, the Notes, the Collateral Documents, the Guarantee Agreement or any of the other Credit Documents (including, without limitation, principal obligations, interest obligations (including any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and all fees, expenses, indemnities and expense reimbursement obligations) and (b) all liabilities and obligations, whenever arising, owing from the Borrower to any Lender, or any Affiliate of a Lender, arising under any Lender Hedging Agreement.

         "CREDIT PARTIES" shall mean the Borrower and its Subsidiaries, and "CREDIT PARTY" shall mean any one of them.

         "DEBT ISSUANCE" shall mean the issuance of any Indebtedness for borrowed money by any Credit Party; PROVIDED, THAT, the foregoing definition shall not be deemed to imply that any such Debt Issuance is permitted under this Amended Agreement.

         "DEFAULT" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

         "DISQUALIFIED STOCK" of any Person shall mean (a) any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock, (iii) is redeemable or subject to any repurchase requirement exercisable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Maturity Date (or, if earlier, the first anniversary of the date on which all the Credit Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated) and (b) if such Person is a Subsidiary of the Borrower, any Preferred Stock of such Person.

         "DOLLARS" and "$" shall mean dollars in lawful currency of the United States of America.

         "DOMESTIC SUBSIDIARY" shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

         "EFFECTIVE DATE" shall mean the date on which this Amended Agreement is executed and delivered by the parties hereto and the first Loans are made in accordance with Section 4.

         "ELIGIBLE ASSIGNEE" shall mean: (a) any Lender; (b) any Affiliate of a Lender; and (c) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D under the Securities Act of 1933, as amended) approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 10.3(b), the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection from the Borrower is received by the assigning Lender and the Agent within five Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower; PROVIDED, THAT, neither the Borrower, any Affiliate of the Borrower nor any direct competitor of the Borrower in the Borrower's business shall qualify as an Eligible Assignee.

         "ENVIRONMENTAL LAWS" shall mean any and all applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

         "EQUITY ISSUANCE" shall mean any issuance by any Credit Party of any Capital Stock to any Person or the receipt by any such Person of a capital contribution from any other Person, including the issuance of any of its Capital Stock pursuant to the exercise of options or warrants or upon the conversion of any debt securities to equity; PROVIDED, THAT, the foregoing definition shall not be deemed to imply that any such issuance is permitted under this Amended Agreement.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, including the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

         "ERISA AFFILIATE" shall mean an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

         "ERISA EVENT" shall mean (a) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal by any Credit Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to
Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA;

(e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan; (g) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (h) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

         "EURODOLLAR LOANS" shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

         "EURODOLLAR RATE" shall mean, for any Eurodollar Loan for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the quotient obtained by dividing
(a) the Interbank Offered Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period.

         "EVENT OF DEFAULT" shall have the meaning assigned to that term in
Section 8.1.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "EXCLUDED ASSET DISPOSITIONS" shall mean (a) any Asset Disposition by any Credit Party to the Borrower or any Guarantor if, after giving effect to such Asset Disposition, no Default or Event of Default exists, (b) the liquidation of Cash Equivalents for the account of the Borrower, (c) the disposition of worn out, damaged or obsolete tangible assets, so long as the fair market value (based on the good faith judgment of the Borrower without the requirement of a third party appraisal) of all property disposed of pursuant to this clause (c) does not exceed $1,000,000 in the aggregate in any fiscal year, and (d) Asset Dispositions in the nature of non-material Casualties that do not result in insurance proceeds or damage to Collateral in excess of $1,000,000 in the aggregate in any fiscal year.

         "EXISTING CREDIT AGREEMENT" shall mean the Credit Agreement dated as of June 26, 1997 (as amended prior to the date hereof) among the Borrower, the Lenders named therein and the Agent.

         "FACILITY" shall mean the Loans and the Letters of Credit provided to the Borrower or participated in by the Lenders pursuant to this Amended Agreement and the other Credit Documents.

         "FACILITY FEE" shall have the meaning assigned to that term in Section 3.5(a).

         "FACILITY FEE CALCULATION PERIOD" shall have the meaning assigned to that term in Section 3.5(a).

         "FEDERAL FUNDS RATE" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New

York on the Business Day next succeeding such day; PROVIDED, THAT (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent.

         "FEE LETTER" shall have the meaning assigned to that term in Section
3.5.

         "FEES" shall mean all fees payable pursuant to Section 3.5.

         "FIXED CHARGE COVERAGE RATIO" shall mean, as of any reporting day, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on, or most recently preceding, such day, PLUS Consolidated Rent Expense for such period MINUS Consolidated Capital Expenditures for such period, MINUS Consolidated Cash Dividends for such period, to (b) the sum of (i) Consolidated Interest Expense for such period PLUS, (ii) Consolidated Rent Expense for such period, PLUS (iii) Consolidated Scheduled Funded Debt Payments for such period.

         "FOREIGN SUBSIDIARY" shall mean, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary of such Person.

         "FUNDED INDEBTEDNESS" shall mean, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than Indebtedness of the types referred to in clause (f), (g), (i), (k) and (l) of the definition of "Indebtedness" set forth in this Section 1.1, (b) all Indebtedness of another Person of the type referred to in clause (a) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) all Guaranty Obligations of such Person with respect to Indebtedness of the type referred to in clause (a) above of another Person and (d) Indebtedness of the type referred to in clause
(a) above of any partnership or unincorporated joint venture in which such Person is general partner or for which such Person is otherwise legally obligated or has a reasonable expectation of being liable with respect thereto.

         "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis, subject to the terms of Section 1.3.

         "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, local or foreign court or governmental agency, commission, board, bureau, authority, instrumentality or judicial or regulatory body or entity.

         "GUARANTEE AGREEMENT" shall mean the Guarantee Agreement dated as of June 26, 1997 executed by the Guarantors in favor of the Agent, as amended, modified, restated or supplemented from time to time.

         "GUARANTOR" shall mean all Guarantors under the Guarantee Agreement existing on the Effective Date and each Additional Guarantor which may thereafter execute a Joinder Agreement, together with their successors and permitted assigns.

         "GUARANTORS' CONSENT" shall mean the Guarantors' Consent and Agreement dated as of the Effective Date among the Guarantors and the Agent in the form attached hereto as EXHIBIT B.

         "GUARANTY OBLIGATIONS" shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any Property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of insuring the holder of such Indebtedness against loss in respect thereof or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. For purposes hereof, the amount of any Guaranty Obligation shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

         "INDEBTEDNESS" of any Person shall mean (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, letters of credit, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net obligations of such Person under Interest Rate Protection Agreements or foreign currency exchange agreements, (j) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed),
(k) all Disqualified Stock of such Person, and (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

         "INDEMNIFIED PARTY" shall have the meaning assigned to that term in
Section 10.5(b).

         "INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT" shall mean the Indemnity, Subrogation and Contribution Agreement dated as of June 26, 1997 executed by the Guarantors, as amended, modified, restated or supplemented from time to time.

         "INSURANCE PROCEEDS" shall mean all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any Casualty.

         "INTERBANK OFFERED RATE" shall mean, for any Eurodollar Loan for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Interbank Offered Rate" shall mean, for any Eurodollar Loan for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; PROVIDED, THAT, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

         "INTERCOMPANY NOTES" shall mean the promissory notes issued as contemplated by clause (g) of the definition of Permitted Investments, in the form attached hereto as EXHIBIT C.

         "INTEREST PAYMENT DATE" shall mean (a) as to Base Rate Loans, the last Business Day of each March, June, September and December of each year during the term of this Amended Agreement and (b) as to Eurodollar Loans and Competitive Bid Loans, the last day of each applicable Interest Period for any such Loan and the Maturity Date, and in addition, where the applicable Interest Period for any such Loan is greater than three (3) months, the date three (3) months from the beginning of the Interest Period and each three months thereafter and (c) as to all Loans, the Maturity Date of such Loans.

         "INTEREST PERIOD" shall mean (a) as to Eurodollar Loans, a period of one (1), two (2), three (3), six (6) or twelve (12) months' duration, as the Borrower may elect (subject to availability) commencing, in each case, on the date of the borrowing (including conversions and extensions thereof) and (b) as to Competitive Bid Loans, the period commencing on the date such Competitive Bid Loan is made and ending on any Business Day not less than 7 and not more than 90 days thereafter, as the Borrower may select as provided in Section 2.3(b); PROVIDED, THAT, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period for any Loan shall extend beyond the Maturity Date for such Loan and (iii) in the case of

Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

         "INTEREST RATE PROTECTION AGREEMENT" shall mean any interest rate swap, collar, cap or other arrangement requiring payments contingent upon interest rates.

         "INVESTMENT" in any Person shall mean (a) the acquisition (whether for cash, Property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of Capital Stock, bonds, notes, debentures, partnership, joint venture or other ownership interests or other securities of such other Person or
(b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

         "ISSUING LENDER" shall mean NationsBank, in its capacity as the issuer of Letters of Credit, and its successors in such capacity.

         "ISSUING LENDER FEES" shall have the meaning assigned to such term in
Section 3.5(b)(ii).

         "JOINDER AGREEMENT" shall mean a Joinder Agreement substantially in the form of EXHIBIT J hereto, executed and delivered by an Additional Guarantor in accordance with the provisions of Section 6.11.

         "LENDER" shall mean any of the Persons identified as a "Lender" on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns. Unless the context clearly indicates otherwise, the term "Lenders" shall include the Issuing Lender.

         "LENDER HEDGING AGREEMENTS" shall mean any Interest Rate Protection Agreement or foreign currency exchange agreement between the Borrower or any of its Subsidiaries and any Lender (or any Affiliate of a Lender).

         "LENDING PARTY" shall have the meaning assigned to that term in Section 10.14.

         "LETTER OF CREDIT" shall mean any letter of credit issued by the Issuing Lender for the account of the Borrower in accordance with the terms of
Section 2.2.

         "LEVERAGE RATIO" shall mean, as of any reporting day, the ratio of Funded Indebtedness of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of the last day of the period of four (4) consecutive fiscal quarters of the Borrower ending on, or most recently preceding, such day to Consolidated EBITDA for such period.

         "LIEN" shall mean any mortgage, deed of trust, pledge, hypothecation, easement, assignment, deposit arrangement, restriction, restrictive covenant, lease, sublease, option, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

         "LIFE INSURANCE ASSIGNMENT" shall mean an assignment of the Life Insurance Policy, in form and substance satisfactory to the Agent, to be executed in favor of the Agent for the benefit of the Secured Parties, as amended, modified, restated or supplemented from time to time.

         "LIFE INSURANCE POLICY" shall mean a life insurance policy covering the life of Christopher C. Bergen, to be paid after he is deceased, maintained at all times on terms reasonably satisfactory to the Agent and the Required Lenders and in a minimum amount equal to the lesser of (a) at least $10,000,000.00 and
(b) the then effective Revolving Committed Amount.

         "LOAN" or "LOANS" shall mean (a) the Revolving Loans, which may also be referred to by Type as either Base Rate Loans or Eurodollar Loans and (b) the Competitive Bid Loans. As the context requires, a "Loan" of a particular Type refers to a portion of the total outstanding Loans of such Type as to which a single Interest Period is in effect.

         "LOC COMMITMENT" shall mean the commitment of the Issuing Lender to issue Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LOC Committed Amount.

         "LOC COMMITTED AMOUNT" shall have the meaning assigned to that term in
Section 2.2.

         "LOC DOCUMENTS" shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

         "LOC OBLIGATIONS" shall mean the Borrower's reimbursement obligations hereunder (actual or contingent) arising from drawings under Letters of Credit. The amount of the LOC Obligations outstanding at any time equals the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit, PLUS (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed by the Borrower. The LOC Obligations of any Lender at any time shall mean its Revolving Commitment Percentage of the aggregate LOC Obligations at such time.

         "MATERIAL ADVERSE CHANGE" shall mean a material adverse change in (a) the condition (financial or otherwise), operations, business, assets, liabilities (actual or contingent), historical or projected revenues or cash flows, material relationships or management of the Credit Parties taken as a whole; PROVIDED, THAT, a change in the economic condition of a foreign or domestic jurisdiction in and of itself shall not be deemed to be a Material Adverse Change pursuant to this clause (a), (b) the ability of any Credit Party to perform any material obligation under the Credit Documents to which it is a party or (c) the material rights and remedies of the Lenders under the Credit Documents. In determining whether any individual event or occurrence of the foregoing types would result in a Material Adverse Change, notwithstanding that a particular event or occurrence does not itself have constitute such a change, a Material Adverse Change shall be deemed to have occurred if the cumulative effect of such event or occurrence and all other events or occurrences of the foregoing types which have occurred would result in a Material Adverse Change.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the condition (financial or otherwise), operations, business, assets, liabilities (actual or contingent), historical or projected revenues or cash flows, material relationships or management of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform any material obligation under the Credit Documents to which it is a party or (c) the material rights and remedies of the Lenders under the Credit Documents. In determining whether any individual event or occurrence of the foregoing types would result in a Material Adverse Effect, notwithstanding that a particular event or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event or occurrence and all other events or occurrences of the foregoing types which have occurred would result in a Material Adverse Effect.

         "MATERIAL CONTRACTS" shall have the meaning assigned to that term in
Section 5.22.

         "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous, toxic, radioactive or explosive substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including asbestos, polychlorinated biphenyls and ureaformaldehyde insulation and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "MATURITY DATE" shall mean February 26, 2001.

         "MOODY'S" shall mean Moody's Investors Service, Inc., or any successor to such company in the business of rating securities.

         "MULTIEMPLOYER PLAN" shall mean a Plan which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

         "MULTIPLE EMPLOYER PLAN" shall mean a Plan which any Credit Party or any ERISA Affiliate and at least one employer other than any Credit Party or any ERISA Affiliate are contributing sponsors.

         "NATIONSBANK" shall mean NationsBank, N. A. and its successors.

         "NET CASH PROCEEDS" shall mean (a) with respect to any Asset Disposition, (i) the gross amount of cash proceeds (including Insurance Proceeds and Condemnation Awards in the case of any Casualty or Condemnation except to the extent and for as long as such Insurance Proceeds or Condemnation Awards are Reinvestment Funds or unless such Insurance Proceeds or Condemnation Awards are to be used for repair, restoration or replacement pursuant to plans approved by the Required Lenders) actually paid to or actually received by any Credit Party in respect of such Asset Disposition (including cash proceeds subsequently received at any time in respect of such Asset Disposition from non-cash consideration initially received or otherwise), LESS (ii) the sum of (A) the amount, if any, of all taxes (other than income taxes) and the Borrower's good-faith best estimate of all income taxes or the amount of Permitted Tax Distributions relating thereto, as the case may be (to the extent that such amount shall have been set aside for the purpose of paying such taxes when due), and customary fees, brokerage fees, commissions, costs and other expenses (other than those payable to any Credit Party or any Affiliate of any such Person) that are incurred in connection with such Asset Disposition and are payable by the seller or the transferor of the assets or Property to which such Asset Disposition relates, but only to the extent not already deducted in arriving at the amount referred to in clause (a)(i) above, (B) appropriate amounts set aside as a reserve in accordance with GAAP against any liabilities associated with such Asset Disposition and (C) if applicable, the amount of Indebtedness secured by a Permitted Lien that has been repaid or refinanced as required in accordance with its terms with the proceeds of such Asset Disposition; and (b) with respect to any Equity Issuance or Debt Issuance, the gross amount of cash proceeds paid to or received by any Credit Party in respect of such Equity Issuance or Debt Issuance, as the case may be (including cash proceeds subsequently received at any time in respect of such Equity Issuance or Debt Issuance from non-cash consideration initially received or otherwise), net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by any Credit Party in connection therewith (other than those payable to any Credit Party or any Affiliate of any such Person).

         "NOTE" or "NOTES" shall mean collectively, the Revolving Notes and the Competitive Bid Notes.

         "NOTICE OF BORROWING" shall mean a written notice of borrowing in substantially the form of EXHIBIT E, as required by Section 2.1(b)(i).

         "NOTICE OF EXTENSION/CONVERSION" shall mean the written notice of extension or conversion in substantially the form of EXHIBIT G, as required by
Section 3.2.

         "OPERATING LEASE" shall mean, as applied to any Person, any lease (including leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

         "ORIGINAL SECURITY AGREEMENT" shall mean the Pledge and Security Agreement dated as of June 26, 1997 executed in favor of the Agent for the benefit of the Secured Parties by each of the Domestic Subsidiaries, as amended, modified, restated or supplemented from time to time.

         "OTHER TAXES" shall have the meaning assigned to such term in Section 3.10(b).

         "PARTICIPATION INTEREST" shall mean a purchase by a Lender of a participation in Letters of Credit or LOC Obligations as provided in Section 2.2 or in any Loans or other obligations as provided in Section 3.13.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

         "PERMITTED ACQUISITION" shall mean an acquisition by the Borrower or any Wholly Owned Domestic Subsidiary of the Borrower of the Capital Stock or all or substantially all of the Property of another Person (including by merger or consolidation or by incorporation of a new Subsidiary) for up to the fair market value of the Capital Stock or Property acquired, PROVIDED, THAT, (a) the Capital Stock or Property acquired in such acquisition relates directly to the business of the Borrower or any of its Subsidiaries as existing on the Effective Date,
(b) the liabilities (determined in accordance with GAAP and in any event including contingent obligations) acquired by the Borrower and its Subsidiaries on a consolidated basis in such acquisition and any Indebtedness issued, incurred or assumed by the Borrower and its Subsidiaries on a consolidated basis from such acquisition (as permitted hereunder) shall not in the aggregate exceed $5,000,000, (c) the Agent shall have received all items in respect of the Capital Stock or Property acquired in such acquisition (and/or the seller thereof) required to be delivered by the terms of Section 6.11, (d) in the case of an acquisition of the Capital Stock of another Person, (i) the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and (ii) the Capital Stock acquired shall constitute 100% of the Total Voting Power and ownership interest of the issuer thereof, (e) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such acquisition and the Borrower shall have delivered to the Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such acquisition on a Pro Forma Basis, the Borrower shall be in compliance with all of the financial covenants set forth in Section 7.18 as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such acquisition and with respect to which the Agent has received the Required Financial Information, (f) the representations and warranties made by the Credit Parties in each Credit Document shall be true and correct in all material respects as of the date of such acquisition (as if made on such date after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects at and as of such earlier date), (g) after giving effect to such acquisition, the Revolving Committed Amount shall be at least $1,500,000 greater than the sum of all Revolving Loans outstanding PLUS all LOC Obligations outstanding, PLUS all Competitive Bid Loans outstanding, (h) the aggregate consideration (including cash, assumption of indebtedness and non-cash consideration) for any single acquisition (or series of related acquisitions) shall not exceed

$8,000,000 and the aggregate consideration (including cash, assumption of indebtedness and non-cash consideration) for all such acquisitions occurring during any calendar year of the Borrower during the term hereof shall not exceed $20,000,000, and (i) the aggregate cash consideration for any single acquisition (or series of related acquisitions) shall not exceed $5,000,000 and the aggregate cash consideration for all such acquisitions occurring during any calendar year of the Borrower during the term hereof shall not exceed $15,000,000.

         "PERMITTED INVESTMENTS" shall mean Investments which consist of (a) cash held in a deposit account with the Agent or any other reputable bank or other depository institution which has executed and delivered a Depository Bank Agreement with the Agent; (b) Cash Equivalents subject to a perfected first priority security interest of the Agent in favor of the Secured Parties; (c) trade accounts receivable (and related notes and instruments) arising in the ordinary course of business in accordance with customary trade terms; (d) Investments existing as of the Effective Date and set forth in SCHEDULE 1.1A;
(e) Guaranty Obligations permitted by Section 7.1; (f) advances or loans to directors, officers, employees, agents, customers or suppliers that do not exceed $250,000 in the aggregate at any one time outstanding for all of the Borrower and its Subsidiaries; (g) Investments by the Borrower or any Wholly Owned Subsidiary in Subsidiaries of the Borrower or by any Subsidiary in the Borrower evidenced by Intercompany Notes pledged to the Agent for the benefit of the Secured Parties; PROVIDED, THAT, (i) the aggregate principal amount of such Intercompany Notes issued by Foreign Subsidiaries of the Borrower to the Borrower or to any Domestic Subsidiary of the Borrower and outstanding at any time shall not exceed $5,000,000 in the aggregate, (ii) no Investments shall be made in the Capital Stock of any Foreign Subsidiary except as a Permitted Acquisition; and (iii) Investments in a Wholly Owned Subsidiary are permitted only so long as such person remains a Wholly Owned Subsidiary; or (h) Permitted Acquisitions.

         "PERMITTED LIENS" shall mean (a) Liens in favor of the Agent on behalf of the Secured Parties; (b) Liens (other than Liens created or imposed under ERISA) for taxes or other governmental charges, assessments or levies which are not yet due or are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, PROVIDED, THAT, such Liens secure only amounts which are not yet due and payable (or, if due and payable, are unfiled and no other action has been taken to enforce the same) or are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (d) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Borrower or any of its Subsidiaries in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness); (e) Liens in connection with attachments or judgments (including judgment or appeal bonds); PROVIDED, THAT, the judgments secured shall, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal (and shall have been discharged within thirty (30) days after the expiration of any such stay); (f) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes; (g) Liens on Property securing purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 7.1(c), PROVIDED, THAT, (i) any such Indebtedness is incurred and such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof and (ii) such Indebtedness is not secured by a Lien on any other assets; (h) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases (excluding Capital Leases) permitted by this Amended Agreement; and (i) Liens existing as of the Effective Date and set forth on SCHEDULE 1.1B; PROVIDED, THAT (A) no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Effective Date and (B) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced.

         "PERMITTED TAX DISTRIBUTION AGREEMENT" shall mean an agreement between the Borrower and a holder of Capital Stock of the Borrower in form and substance reasonably acceptable to the Agent and the Required Lenders (as amended, modified, extended, renewed, restated or replaced from time to time in accordance with its terms).

         "PERMITTED TAX DISTRIBUTIONS" shall mean distributions by the Borrower to the holders of its Capital Stock for Stockholder Taxes; provided, that, no distribution for Stockholder Taxes shall be deemed permitted for purposes hereof
(a) unless and until each holder of Capital Stock of the Borrower shall have executed and delivered to the Borrower a Permitted Tax Distribution Agreement and (b) after the occurrence of any Bankruptcy Event relating to the Borrower.

         "PERSON" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority or any other entity.

         "PLAN" shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of
Section 3(5) of ERISA.

         "PLEDGE AGREEMENT" shall mean the Amended and Restated Pledge and Security Agreement dated the Effective Date among the Borrower, the Subsidiaries and the Agent, for the benefit of the Secured Parties, in the form of EXHIBIT A; amending and restating the Original Security Agreement, as it may be amended, modified, restated or supplemented from time to time.

         "PRICING LEVEL" shall mean, as of any day, the applicable pricing level as set forth in the definition of Applicable Percentage.

         "PRIME RATE" shall mean the per annum rate of interest established from time to time by NationsBank as its prime rate, which rate may not be the lowest rate of interest charged by NationsBank to its customers.

         "PREFERRED STOCK", as applied to the Capital Stock of any person, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over the Capital Stock of any other class of such person.

         "PRO FORMA BASIS" shall mean that, for purposes of calculating compliance in respect of any transaction with each of the financial covenants set forth in Section 7.18, such transaction (and any other transaction which occurred during the relevant four-fiscal quarter period) shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Borrower preceding the date of such transaction with respect to which the Agent has received the Required Financial Information. As used in this definition, "transaction" shall mean (a) any incurrence or assumption of Indebtedness (and the concurrent retirement of any other Indebtedness) as referred to in Section 7.1(f)(i), (b) any merger or consolidation as referred to in Section 7.4(c), (c) any Asset Disposition of a business or business unit as referred to in Section 7.5(a) or (d) any Permitted Acquisition referred to in Section 7.6. With respect to any transaction of the type described in clause (a) above regarding Indebtedness which has a floating or formula rate, the implied rate of interest for such Indebtedness for the applicable period for purposes of this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination. With respect to any transaction of the type described in clause (b) or (d) above, any Indebtedness incurred by the Borrower or any of its Subsidiaries in order to consummate such transaction (and any other transaction which occurred during the relevant four-fiscal quarter period) (A) shall be deemed to have been incurred on the first day of the relevant four fiscal-quarter period and (B) if such Indebtedness has a floating or formula rate, then the implied rate of interest for such Indebtedness for the applicable period for purposes of this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination. In connection with any calculation of the financial covenants set forth in Section
7.18 upon giving effect to a transaction on a Pro Forma Basis for purposes of
Section 7.1(f)(i), Section 7.4(c), Section 7.5 or Section 7.6, as applicable:

                  (i) for purposes of any such calculation in respect of any incurrence or assumption of Indebtedness (and to the concurrent retirement of any other Indebtedness) as referred to in Section 7.1(f)(i), any such Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the relevant four fiscal quarter period;

                  (ii) for purposes of any such calculation in respect of any Asset Disposition of a business or business unit as referred to in
         Section 7.5, (A) income statement
         items (whether positive or negative) attributable to the Property disposed of in such Asset Disposition shall be excluded to the extent relating to any period prior to the date of such transaction and (B) any Indebtedness which is retired in connection with such Asset Disposition shall be excluded and deemed to have been retired as of the first day of the relevant four fiscal-quarter period; and

                  (iii) for purposes of any such calculation in respect of any merger or consolidation as referred to in Section 7.4(c) or any Permitted Acquisition as referred to in Section 7.6, (A) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such transaction shall be deemed to have been incurred as of the first day of the relevant four fiscal-quarter period and (B) income statement items (whether positive or negative) attributable to the Property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included to the extent relating to the relevant four fiscal-quarter period.

         "PRO FORMA COMPLIANCE CERTIFICATE" shall mean a certificate of the chief financial officer of the Borrower (as to which there shall be no individual, as opposed to corporate, liability) delivered to the Agent in connection with (a) any incurrence or assumption of Indebtedness (and the concurrent retirement of any other Indebtedness) as referred to in Section 7.1(f)(i), (b) any merger or consolidation as referred to in Section 7.4(c), (c) any Asset Disposition as referred to in Section 7.5(a) or (d) any Permitted Acquisition as referred to in Section 7.6, as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the Fixed Charge Coverage Ratio and the Leverage Ratio as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precede or end on the date of the applicable transaction and with respect to which the Agent shall have received the Required Financial Information.

         "PROPERTY" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "QUOTATION DATE" shall have the meaning assigned to such term in
Section 2.3(b).

         "RECEIVABLES" shall mean all accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business.

         "REGISTER" shall have the meaning assigned to such term in Section 10.3(c).

         "REGULATION G, T, U OR X" shall mean Regulation G, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

         "REINVESTMENT FUNDS" shall mean, with respect to any Insurance Proceeds from a Casualty or any Condemnation Award from a Condemnation, that portion of such funds as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Agent within thirty (30) days after the occurrence of such Casualty or Condemnation (and in any case prior to the receipt thereof by any Credit Party), be reinvested in the repair, restoration or replacement of the properties and assets that were the subject of such Casualty or Condemnation; PROVIDED, THAT (a) the aggregate amount of such proceeds with respect to any such event or series of related events shall not exceed $10,000,000, (b) such certificate shall be accompanied by evidence reasonably satisfactory to the Agent that any Property subject to such Casualty or Condemnation has been or will be repaired, restored or replaced to its condition immediately prior to such Casualty or Condemnation, (c) pending such reinvestment, the entire amount of such proceeds shall be deposited in an account with the Agent for the benefit of the Secured Parties, over which the Agent shall have sole control and exclusive right of withdrawal, (d) from and after the date of delivery of such certificate, the Borrower shall diligently proceed, in a commercially reasonable manner, to complete the repair, restoration or replacement of the Properties and assets that were the subject of such Casualty or Condemnation as described in such certificate and (e) no Default or Event of Default shall have occurred and be continuing; and PROVIDED FURTHER that, if any of the foregoing conditions shall cease to be satisfied at any time, such funds shall no longer be deemed Reinvestment Funds and such funds shall immediately be applied to prepayment of the Credit Obligations in accordance with Section 3.3(b).

         "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

         "REPORTABLE EVENT" shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

         "REQUIRED FINANCIAL INFORMATION" shall mean, with respect to any period, the financial statements of the Borrower with respect to such period as required pursuant to Section 6.1(a) and 6.1(b).

         "REQUIRED LENDERS" shall mean, at any time, Lenders which are then in compliance with their obligations hereunder (as determined by the Agent) and holding in the aggregate more than fifty-one percent (51%) of the total of the Revolving Commitments held by all such Lenders (or, if the Revolving Commitments have been terminated in whole, the outstanding Revolving Loans, Participation Interests in outstanding Letters of Credit and outstanding Competitive Bid Loans). For purposes of the foregoing, (A) the interest of any Lender holding a Loan in which any other Lender has a Participation Interest pursuant to Section
3.13 shall be calculated net of all such Participation Interests of other Lenders and (B) the Participation Interest of any Lender pursuant to Section
3.13 in a Loan held by any other Lender shall be counted as if such Lender holding such Participation Interest held a proportionate part of the related Loan directly.

         "REQUIREMENT OF LAW" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or regulations or other organizational or governing documents of such Person, and any law, treaty, rule, regulation order, writ, judgment, injunction, decree, permit or determination of an arbitrator or a court or other Governmental Authority or other restriction imposed by any Governmental Authority, in each case applicable to or binding upon such Person or to which any of its Property is subject.

         "RESERVE REQUIREMENT" shall mean, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency Liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined or (b) any category of extensions of credit or other assets which include Eurodollar Loans. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

         "RESPONSIBLE OFFICER" shall mean, as to any Person, the president, chief executive officer, chief operating officer, any financial officer, any vice president, the Director of Mergers and Acquisitions, or the general counsel of such Person (or, in the case of a partnership, of the managing general partner of such Person). It is understood that any certificate delivered to the Agent or the Lenders hereunder by a Responsible Officer shall be given by the Person in his or her capacity an officer, and not in any individual capacity that imparts personal liability to such Person.

         "RESTRICTED PAYMENT" shall mean (a) any dividend or other distribution, direct or indirect, on account of any class of Capital Stock of any Credit Party, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Capital Stock of any Credit Party, now or hereafter outstanding and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Capital Stock of any Credit Party, now or hereafter outstanding.

         "REVOLVING COMMITMENT" shall mean, with respect to any Lender, the commitment of such Lender, in an aggregate principal amount at any time outstanding of up to such Lender's Revolving Commitment Percentage of the Revolving Committed Amount, to (a) make Revolving Loans in accordance with the provisions of Section 2.1(a) and (b) purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.2(c).

         "REVOLVING COMMITMENT PERCENTAGE" shall mean, for any Lender, the percentage, if any, identified as its Revolving Commitment Percentage on
SCHEDULE 2.1(A) (or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment), as such percentage may be modified in connection with any assignment made in accordance with the provisions of this Amended Agreement.

         "REVOLVING COMMITTED AMOUNT" shall have the meaning assigned to that term in Section 2.1(a).

         "REVOLVING LOANS" shall have the meaning assigned to that term in
Section 2.1(a).

         "REVOLVING NOTES" shall mean the promissory notes of the Borrower provided pursuant to Section 2.1(e), in the form of EXHIBIT F, in favor of each of the applicable Lenders evidencing the Revolving Loans, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

         "S&P" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

         "SALE AND LEASEBACK TRANSACTION" shall mean any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to any Credit Party of any Property, whether owned by any Credit Party as of the Effective Date or later acquired, which has been or is to be sold or transferred by any Credit Party to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such Property.

         "SECURED PARTIES" shall mean (a) the Lenders, (b) the Agent, in its capacity as such under each Credit Document, (c) each Lender or Affiliate thereof with which the Borrower or any of its Subsidiaries enters into a Lender Hedging Agreement as permitted hereunder, in its capacity as a party to such Lender Hedging Agreement, (d) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (e) the successors and permitted assigns of the foregoing.

         "SINGLE EMPLOYER PLAN" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

         "SOLVENT" or "SOLVENCY" shall mean, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities as they mature in their ordinary course, taking into account the timing of and amounts of cash to be received by such Person and the timing of and amounts of cash to be payable on or in respect of debts and liabilities of such Person, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that either probably will become or that is reasonably possible to become an actual or matured liability.

         "STANDBY LETTER OF CREDIT FEE" shall have the meaning assigned to such term in Section 3.5(b)(i).

         "STOCKHOLDER TAXES" shall mean, so long as the Borrower remains an "S Corporation" treated as a pass through entity for United States Federal income tax purposes, taxes for the holders of the Capital Stock of the Borrower arising from their share of taxable income of the Borrower (excluding income from dividends and distributions), calculated on a combined effective basis, as if all stockholders were residents of Cincinnati, Ohio, so long as Candace Kendle Bryan is a resident of Cincinnati, Ohio, taxes for the stockholders of the Borrower shall be calculated at the highest applicable combined effective Federal, state and local rates for any stockholder of the Borrower (the "Highest Applicable Effective Rate"); provided, that, the applicable combined effective rate for Candace Kendle Bryan is at least 90% of the Highest Applicable Effective Rate (or if not, at the lesser of (i) 120% of the applicable combined effective rate for Candace Kendle Bryan and (ii) the Highest Applicable Effective Rate). The rate or rates applied in the foregoing calculations shall reflect whether any portion of the stockholders' share of taxable income is ordinary income or capital gains.

         "SUBSIDIARY" shall mean, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture, limited liability company or other business entity in which such Person directly or indirectly through Subsidiaries has more than 50% of the interest at any time.

         "TAXES" shall have the meaning assigned to such term in Section 3.10(a)

         "TOTAL VOTING POWER" with respect to any Person on any date shall mean the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities outstanding on such date which are or may thereafter become exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

         "TYPE", with respect to a Loan, refers to whether such Loan is a Eurodollar Loan or a Base Rate Loan.

         "WHOLLY OWNED SUBSIDIARY" of any Person shall mean any Subsidiary 100% of whose Capital Stock (on a fully diluted basis) is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries; PROVIDED, THAT, if any Foreign Subsidiary is required by law to issue a qualifying share to a director and such qualifying share (a) is non-voting Capital Stock of such Foreign Subsidiary and (b) represents less than one percent (1%) of the total outstanding Capital Stock of such Foreign Subsidiary, such Foreign Subsidiary shall be deemed a Wholly Owned Subsidiary.

         1.2 COMPUTATION OF TIME PERIODS. For purposes of computation of periods of time hereunder, the word "from" shall mean "from and including" and the words "to" and "until" each mean "to but excluding."

         1.3 ACCOUNTING TERMS. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Amended Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.1 (or, prior to the delivery of the first financial statements pursuant to Section 6.1, consistent with the financial statements as at September 30, 1997); PROVIDED, THAT, if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto after the Effective Date or (ii) the Agent or the Required Lenders shall so object in writing within ninety (90) days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

         1.4 TERMS GENERALLY. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Amended Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, the word "day" means a calendar day.


                                    SECTION 2
                                CREDIT FACILITIES

         2.1 REVOLVING LOANS. (a) REVOLVING COMMITMENT. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower such Lender's Revolving Commitment Percentage of revolving credit loans requested by the Borrower in Dollars ("REVOLVING LOANS") from time to time from the Effective Date until the Maturity Date, or such earlier date as the Revolving Commitments shall have been terminated as provided herein; PROVIDED, THAT, the sum of the aggregate principal amount of outstanding Revolving Loans PLUS the aggregate amount of outstanding LOC Obligations PLUS the aggregate amount of all outstanding Competitive Bid Loans shall not at any time exceed an amount equal to

THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) (as such aggregate maximum amount may be reduced from time to time as provided in Section 3.4, the "REVOLVING COMMITTED AMOUNT"); PROVIDED, FURTHER, with regard to each Lender individually, that such Lender's outstanding Revolving Loans PLUS Participation Interests in outstanding LOC Obligations shall not at any time exceed such Lender's Revolving Commitment Percentage of the Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; PROVIDED, THAT, no more than six (6) Eurodollar Loans shall be outstanding under this Amended Agreement at any time. For purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings of Eurodollar Loans may, in accordance with the provisions hereof, be combined through extensions or conversions at the end of existing Interest Periods to constitute a single new Eurodollar Loan with the same Interest Period. Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions of this Amended Agreement.

         (b)      REVOLVING LOAN BORROWINGS.

                  (i) NOTICE OF BORROWING. The Borrower shall request a Revolving Loan borrowing by written notice (or telephonic notice promptly confirmed in writing), in the form of a Notice of Borrowing attached hereto as EXHIBIT E, to the Agent not later than 12:00 Noon (Charlotte, North Carolina time) on the Business Day on the date of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested,
         (B) the date of the requested borrowing (which shall be a Business
         Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (y) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one (1) month, or (z) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender's share of any borrowing to be made pursuant thereto.

                  (ii) MINIMUM AMOUNTS. Each Eurodollar Loan that comprises part of the Revolving Loans shall be in a minimum aggregate principal amount (for the applicable Lenders, collectively) of $500,000 and integral multiples of $100,000 in excess thereof (or the then remaining amount of the Revolving Committed Amount, if less). Each Base Rate Loan that comprises part of the Revolving Loans shall be in a minimum aggregate principal amount (for the applicable Lenders, collectively) of $100,000 and integral multiples of $100,000 in excess thereof (or the then remaining amount of the Revolving Committed Amount if less).

                  (iii) ADVANCES. Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in
         SCHEDULE 2.1(A), or in such other manner as the Agent may designate in writing, by 3:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

         (c) REPAYMENT. The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated pursuant to Section 8.2.

         (d) INTEREST.  Subject to the provisions of Section 3.1,

                  (i) BASE RATE LOANS. During such periods as Revolving Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

                  (ii) EURODOLLAR LOANS. During such periods as Revolving Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (and at such other times as may be specified herein).

         (e) REVOLVING NOTES. The Revolving Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to such Lender in substantially the form of EXHIBIT F and in a principal amount equal to such Lender's Revolving Commitment Percentage of the Revolving Committed Amount.

         2.2 LETTER OF CREDIT SUBFACILITY. (a) ISSUANCE. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require and in reliance upon the representations and warranties set forth herein, the Issuing Lender agrees to issue, and each Lender severally agrees to participate on the terms set forth in this Section 2.2 in the issuance by the Issuing Lender of, standby Letters of Credit in Dollars from time to time from the Effective Date until the Maturity Date as the Borrower may request, in a form acceptable to the Issuing Lender; PROVIDED, THAT (i) the LOC Obligations outstanding shall not at any time exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (the "LOC COMMITTED AMOUNT") and
(ii) the sum of the aggregate principal amount of outstanding Revolving Loans, PLUS the aggregate amount of outstanding LOC Obligations PLUS the aggregate amount of outstanding Competitive Bid Loans shall not at any time exceed the Revolving Committed Amount. No Letter of Credit shall (x) have an original expiry date more than one (1) year from the date of issuance or (y) as originally issued or as extended, have an expiry date extending beyond the Maturity Date. Each Letter of Credit shall comply with the related

LOC Documents. The issuance and expiry dates of each Letter of Credit shall each be a Business Day.

         (b) NOTICE AND REPORTS. The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the Issuing Lender at least three
(3) Business Days prior to the requested date of issuance. The Issuing Lender will, at least quarterly and more frequently upon request, disseminate to each of the affected Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the most recent prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date, as well as any payments or expirations which may have occurred.

         (c) PARTICIPATION. Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse from the Issuing Lender a Participation Interest in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume and be obligated to pay to the Issuing Lender and discharge when due its Revolving Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's Participation Interest in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing pursuant to subsection (d) below. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

         (d) REIMBURSEMENT. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower. The Borrower promises to reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained as provided in subsection (e) below or with funds from other sources) in same day funds. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources of funds, the Borrower shall be deemed to have requested that the Lenders make a Revolving Loan as provided in subsection (e) below in the amount of the drawing on the related Letter of Credit and the proceeds of such Loan will be used to reimburse the Issuing Lender for such drawing. If the Borrower shall fail to reimburse the Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Adjusted Base Rate PLUS 2%. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other affected Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such Lender's Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time) and otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payment of such amount pursuant to the preceding sentence, the Federal Funds Rate and, if paid, thereafter, the Base Rate. Each Lender's obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever, shall be satisfied without regard to the termination of this Amended Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Issuing Lender, such Lender shall, automatically and without any further action on the part of the Issuing Lender or such Lender, acquire a Participation Interest in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the unreimbursed drawn portion of the related Letter of Credit, in the interest on the LOC Obligations in respect thereof and the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

         (e) REPAYMENT WITH REVOLVING LOANS. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the affected Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.1(b)(i) with respect thereto) shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 8.2) pro rata based on the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 8.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the related LOC Obligations. Each such Lender hereby irrevocably agrees to make its Revolving Commitment Percentage of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure of any such request or deemed request for a Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Lender such Participation Interests in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably based upon the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 8.2), PROVIDED that at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Issuing Lender, to the extent not paid to the Issuing Lender by the Borrower in accordance with the terms of subsection (d) above, interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to, if paid within two (2) Business Days of the date on which the Revolving Loan advance was required, the Federal Funds Rate, and, if paid thereafter, the Base Rate.

         (f) DESIGNATION OF SUBSIDIARIES AS ACCOUNT PARTIES. Notwithstanding anything to the contrary set forth in this Amended Agreement, including Section 2.2(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower, PROVIDED that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Amended Agreement for such Letter of Credit and such statement shall not affect the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

         (g) RENEWAL, EXTENSION. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

         (h) UNIFORM CUSTOMS AND PRACTICES. The Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practices for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

         (i) INDEMNIFICATION; NATURE OF ISSUING LENDER'S DUTIES.

                  (i) In addition to its other obligations under this Section 2.2, the Borrower hereby agrees to pay, and protect, indemnify and save each Lender harmless from and against, any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "GOVERNMENT ACTS").

                  (ii) As between the Borrower and the Lenders (including the Issuing Lender), the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Lender (including the Issuing Lender) shall be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be written; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of such Lender, including any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

                  (iii) In furtherance and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Lender (including the Issuing Lender) under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Lender under any resulting liability to the Borrower or any other Credit Party. It is the intention of the parties that this Amended Agreement shall be construed and applied to protect and indemnify each Lender (including the Issuing Lender) against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower (on behalf of itself and each of the other Credit Parties), including any and all Government Acts. No Lender (including the Issuing Lender) shall, in any way, be liable for any failure by such Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Lender.

                  (iv) Nothing in this subsection (i) is intended to limit the reimbursement obligations of the Borrower contained in subsection (d) above. The obligations of the Borrower under this subsection (i) shall survive the termination of this Amended Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Lenders (including the Issuing Lender) to enforce any right, power or benefit under this Amended Agreement.

                  (v) Notwithstanding anything to the contrary contained in this subsection (i), the Borrower shall have no obligation to indemnify any Lender (including the Issuing Lender) in respect of any liability incurred by such Lender (A) arising out of the gross negligence or willful misconduct of such Lender, or (B) caused by such

         Lender's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree or such failure to pay is a result of any Government Act.

         (j) RESPONSIBILITY OF ISSUING LENDER. It is expressly understood and agreed that the obligations of the Issuing Lender hereunder to the Lenders are only those expressly set forth in this Amended Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in
Section 4 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; PROVIDED, THAT, nothing set forth in this Section 2.2 shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

         (k) CONFLICT WITH LOC DOCUMENTS. In the event of any conflict between this Amended Agreement and any LOC Document (including any letter of credit application), this Amended Agreement shall control.

         (l) CASH COLLATERAL. In the event that the Borrower is required pursuant to the terms of this Amended Agreement or any other Credit Document to cash collateralize any LOC Obligations, the Borrower shall deposit in an account with the Agent an amount in cash equal to 100% of such LOC Obligations. Such deposit shall be held by the Agent as collateral for the payment and performance of the LOC Obligations. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Agent will, at the request of the Borrower, invest amounts on deposit in such account in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of any Eurodollar Loans to be prepaid; PROVIDED, THAT (i) the Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Agent to be in, or would result in any, violation of any law, statute, rule or regulation (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Agent and (iii) if an Event of Default shall have occurred and be continuing, the selection of such investments shall be in the sole discretion of the Agent. The Borrower shall indemnify the Agent for any losses other than losses due solely to the Agent's gross negligence, relating to such investments. Other than any interest or profits earned on such investments, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Lender immediately for drawings under Letters of Credit and, if the maturity of the Loans has been accelerated, to satisfy the LOC Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 3.3(b)(i), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower upon demand; PROVIDED, THAT, after giving effect to such return, (i) the sum of the aggregate amount of outstanding LOC Obligations, PLUS the aggregate principal amount of outstanding Revolving Loans, PLUS the aggregate amount of outstanding Competitive Bid Loans, shall not exceed the aggregate Revolving Committed Amount and (ii) no Default or Event of Default shall have occurred and be continuing. The Borrower hereby pledges and assigns to the Agent, for its benefit and the benefit of the Lenders, the cash collateral accounts established hereunder (and all monies and investments held therein) to secure the Credit Obligations.

         2.3 COMPETITIVE BID LOANS. (a) At any time from and after the Effective Date and prior to the Maturity Date, the Borrower may, as set forth in this
Section 2.3, request the Lenders to make offers to make Competitive Bid Loans to the Borrower in Dollars. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3.
The following conditions shall apply to Competitive Bid Loans:

                  (i) the aggregate amount of outstanding Competitive Bid Loans at any time shall not exceed the Revolving Committed Amount, less the aggregate amount of outstanding LOC Obligations at such time, less the aggregate amount of all Revolving Loans outstanding at such time;

                  (ii) there shall be no more than five (5) Competitive Bid Loans outstanding from time to time;

                  (iii) no Competitive Bid Loan shall have a maturity date subsequent to the Maturity Date; and

                  (iv) the aggregate amount of outstanding Competitive Bid Loans of a Lender shall not at any time exceed an amount equal to the Revolving Committed Amount.

         (b) When the Borrower wishes to request offers to make Competitive Bid Loans, it shall give the Agent (which shall promptly notify the Lenders) notice (a "COMPETITIVE BID QUOTE REQUEST") to be received no later than 11:00 A. M. at least one Business Day preceding the date of borrowing proposed therein (the "COMPETITIVE BID BORROWING"). Each such Competitive Bid Quote Request shall be substantially in the form of EXHIBIT H and shall specify as to each Competitive Bid Borrowing:

                  (i) the proposed date of such Competitive Bid Borrowing, which shall be a Business Day;

                  (ii) the duration of the Interest Period applicable thereto;

                  (iii) the aggregate amount of such Competitive Bid Borrowing, which shall be at least $500,000 (or a larger integral multiple of $100,000) but shall not cause the limits specified in Section 2.3(a) to be violated; and

                  (iv) the date on which the Competitive Bid Quotes are to be submitted (the date on which such Competitive Bid Quotes are to be submitted is called the "QUOTATION DATE").

Except as otherwise provided in this Section 2.3(b), no Competitive Bid Quote Request shall be given within five (5) Business Days of any other Competitive Bid Quote Request.

         (c) (i) Each Lender may submit one or more Competitive Bid Quotes, each containing an offer to make a Competitive Bid Loan in response to any Competitive Bid Quote Request. Each Competitive Bid Quote must be submitted to the Agent not later than 10:00 A.M. on the Quotation Date. Any Competitive Bid Quote made in accordance with the provisions hereof shall be irrevocable.

                  (ii) Each Competitive Bid Quote shall be substantially in the form of EXHIBIT M and shall specify:

                           (A) the proposed date of the proposed borrowing and
                  the Interest Period therefor;

                           (B) the principal amount of the Competitive Bid Loan
                  for which each such Competitive Bid Quote is being made, which principal amount shall be at least $500,000 (or a larger integral multiple of $100,000), PROVIDED, THAT, the aggregate principal amount of all Competitive Bid Loans for which a Lender submits Competitive Bid Quotes (x) may not exceed the Revolving Committed Amount and (y) may not exceed the principal amount of the Competitive Bid Borrowing for a particular Interest Period for which offers were requested; but shall not cause the limits specified in Section 2.3(a) to be violated;

                           (C) the rate of interest per annum (rounded upwards,
                  if necessary, to the nearest 1/10,000th of 1%) offered for each such Competitive Bid Loan (the "ABSOLUTE RATE"); and

                           (D) the identity of the quoting Lender.

Unless otherwise agreed by the Agent and the Borrower, no Competitive Bid Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Competitive Bid Quote Request.

         (d) The Agent shall, in the case of an Absolute Rate Auction, as promptly as practicable after the Competitive Bid Quote is submitted (but in any event not later than 11:00 A.M. on the Quotation Date), notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.3(c) and (ii) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote is submitted solely to correct an error in such former Competitive Bid Quote. The Agent's notice to the Borrower shall specify (A) the aggregate principal amount of the Competitive Bid Borrowing for which Competitive Bid Quotes have been received and (B) the respective principal amounts and Absolute Rates so offered by each Lender (identifying the Lender that made each Competitive Bid Quote).

         (e) Not later than 11:00 A.M. on the Quotation Date, the Borrower shall notify the Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.3(d) (and the failure of the Borrower to give such notice by such time shall constitute nonacceptance) and the Agent shall promptly notify each affected Lender. In the case of acceptance, such notice shall specify the aggregate principal amount of offers that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part (PROVIDED that any Competitive Bid Quote accepted in part shall be at least $500,000 or a larger integral multiple of $100,000); PROVIDED that:

                           (i) the aggregate principal amount of each
                  Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

                           (ii) the aggregate principal amount of each
                  Competitive Bid Borrowing shall be at least $500,000 (or a larger integral multiple of $100,000) but shall not cause the limits specified in Section 2.3(a) to be violated;

                           (iii) acceptance of offers may be made only in
                  ascending order of Absolute Rates, beginning with the lowest rate so offered; and

                           (iv) the Borrower may not accept any offer where the
                  Agent has correctly advised the Borrower that such offer fails to comply with Section 2.3(c)(ii) or otherwise fails to comply with the requirements of this Amended Agreement (including, without limitation, Section 2.3(a)).

If offers are made by two or more Lenders with the same Absolute Rates, for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Lenders as nearly as possible (in amounts of at least $500,000 or larger integral multiples of $100,000) in proportion to the aggregate principal amount of such offers. Determinations by the Borrower of the amounts of Competitive Bid Loans and the lowest bid after adjustment as provided in Section 2.3(e)(iii) shall be conclusive in the absence of manifest error. The Borrower shall pay to the Agent an administrative fee for each Competitive Bid Borrowing in an amount as agreed upon by the Borrower and the Agent from time to time.

         (f) Any Lender whose offer to make any Competitive Bid Loan has been accepted shall, not later than 1:00 P.M. on the date specified for the making of such Loan, make the amount of such Loan available to the Agent in Dollars and in immediately available funds, for account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions of this Amended Agreement, be made available to the Borrower on such date by depositing the same, in Dollars and in immediately available funds, in an account of the Borrower maintained at the office of the Agent specified in
SCHEDULE 2.1(A).

         (g) Competitive Bid Loans made by each Lender shall be evidenced by the Competitive Bid Note payable to the order of such Lender and representing the obligation of the Borrower to pay the unpaid principal amount of all Competitive Bid Loans made by such Lender, with interest on the unpaid principal amount from time to time outstanding of each Competitive Bid Loan evidenced thereby. Each Lender is hereby authorized to record the date and amount of each Competitive Bid Loan made by such Lender, the maturity date thereof, the date and amount of each payment of principal thereof and the interest rate with respect thereto on the schedule attached to and constituting part of its Competitive Bid Note, and any such recordation shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded; PROVIDED, that, the failure to make any such recordation shall not affect the obligations of the Borrower hereunder or under any Competitive Bid Note. Each Competitive Bid Note shall be dated the Effective Date or a later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

                                    SECTION 3
                 OTHER PROVISIONS RELATING TO CREDIT FACILITIES

         3.1 DEFAULT RATE. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to (a) in the case of principal of any Loan, the rate applicable to such Loan during such period pursuant to Section 2, PLUS 2.00%, (b) in the case of interest on any Loan, the Adjusted Base Rate for such Loan during such period PLUS 2.00% and (c) in the case of any other amount, the Adjusted Base Rate for Revolving Loans during such period PLUS 2.00%.

         3.2 EXTENSION AND CONVERSION. Subject to the terms of Section 4.2, the Borrower shall have the option, on any Business Day, to extend existing Revolving Loans into a subsequent permissible Interest Period or to convert Revolving Loans into Revolving Loans of another Type; PROVIDED, THAT (a) except pursuant to in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (c) Revolving Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii), (d) the total number of Eurodollar Loans outstanding at any time shall be no greater than the maximum number provided in
Section 2.1(a) (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings may, in accordance with the provisions hereof, be combined through extensions or conversions at the end of existing Interest Periods to constitute a single new Eurodollar Loan with the same Interest Period) and (e) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest

Period shall be deemed to be a request for an Interest Period of one (1) month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion in the form of EXHIBIT G hereto (or telephonic notice promptly confirmed in writing) to the office of the Agent specified in specified in SCHEDULE 2.1(A), or at such other office as the Agent may designate in writing, prior to 12:00 Noon (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Revolving Loans to be so extended or converted, the Types of Revolving Loans into which such Revolving Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in Section 4.2. In the event the Borrower fails to request an extension or conversion of any Eurodollar Loan in accordance with this Section 3.2, or any such requested conversion or extension is not permitted by this Amended Agreement, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion of any Revolving Loan. Each extension or conversion shall be effected by each Lender and the Agent by recording for the account of such Lender the new Revolving Loan of such Lender resulting from such extension or conversion and reducing the Revolving Loan (or portion thereof) of such Lender being extended or converted by an equivalent principal amount. Accrued interest on a Revolving Loan (or portion thereof) being extended or converted shall be paid by the Borrower (A) with respect to any Base Rate Loan being converted to a Eurodollar Loan, on the last day of the first fiscal quarter of the Borrower ending on or after the date of conversion and (B) otherwise, on the date of extension or conversion.

         3.3 PREPAYMENTS. (a) VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay Loans in whole or in part from time to time, subject to Section
3.11 but otherwise without premium or penalty; PROVIDED, THAT (i) each partial prepayment of Eurodollar Loans and Competitive Bid Loans shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 and each prepayment of Base Rate Loans shall be in a minimum principal amount of $100,000 and integral multiples of $100,000, and (ii) the Borrower shall have given prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Agent, in the case of a Base Rate Loan or a Competitive Bid Loan, by 12:00 Noon (Charlotte, North Carolina time), on the date of prepayment and, in the case of a Eurodollar Loan, by 11:00 A.M. (Charlotte, North Carolina time), at least three (3) Business Days prior to the date of prepayment. Each notice of prepayment shall specify the prepayment date, the principal amount to be prepaid, whether the Loan to be prepaid is a Competitive Bid Loan, Eurodollar Loan or Base Rate Loan and, in the case of a Eurodollar Loan or a Competitive Bid Loan, the Interest Period of such Loan. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein. Subject to the foregoing terms, amounts prepaid under this Section 3.3(a) shall be applied as the Borrower may elect; PROVIDED, THAT, if the Borrower fails to specify the application of a voluntary prepayment then such prepayment shall be applied first to Competitive Bid Loans, then to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this Section 3.3(a) shall be subject to Section 3.11.

         (b)      MANDATORY PREPAYMENTS.

                  (i) REVOLVING COMMITTED AMOUNT. If at any time, the sum of the aggregate principal amount of outstanding Revolving Loans, PLUS the aggregate amount of the outstanding LOC Obligations PLUS the aggregate amount of outstanding Competitive Bid Loans shall exceed the Revolving Committed Amount, the Borrower immediately shall prepay, within one (1) day of such occurrence, the Loans and/or cash collateralize the LOC Obligations pursuant to Section 2.2(l), in an aggregate amount sufficient to eliminate such excess. Any payments pursuant to this
         Section 3.3(b)(i) shall be applied as set forth in clause (iv) below.

                  (ii) ASSET DISPOSITIONS. Immediately upon the occurrence of any Asset Disposition (other than any Excluded Asset Disposition), the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations pursuant to Section 2.2(l) in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Asset Disposition. Any payments pursuant to this Section 3.3(b)(ii) shall be applied as set forth in clause (iv) below.

                  (iii) DEBT ISSUANCES. Immediately upon the occurrence of any Debt Issuance (other than Indebtedness permitted by Section 7.1(a) through (e) inclusive, 7.1(g) and 7.1(h)), the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations pursuant to
         Section 2.2(l) in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance. Any payments pursuant to this Section 3.3(b)(iii) shall be applied as set forth in clause (iv) below.

                  (iv) APPLICATION OF MANDATORY PREPAYMENTS. Prepayments shall be applied first ratably to Competitive Bid Loans and Base Rate Loans and then, subject to subsection (v) below, to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this
         Section 3.3(b) shall be subject to Section 3.11. All prepayments under this Section 3.3(b) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

                  (v) PREPAYMENT ACCOUNTS. Amounts to be applied as provided in subsection (iv) above to the prepayment of Loans shall be applied first to reduce ratably outstanding Competitive Bid Loans and outstanding Base Rate Loans. Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Loans immediately and/or shall be deposited in a separate Prepayment Account (as defined below) for the Loans. The Agent shall apply any cash deposited in the Prepayment Account for any Loans to prepay Eurodollar Loans on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Loans have been prepaid or until all the allocable cash on deposit in the Prepayment Account has been exhausted. For purposes of this Amended Agreement, the term "PREPAYMENT ACCOUNT" for any Loans shall mean an account established by the Borrower with the

         Agent and over which the Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this subsection. The Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account for any Loans in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Loans to be prepaid; PROVIDED, THAT (i) the Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Agent to be in, or would result in any, violation of any law, statute, rule or regulation, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Agent and (iii) if an Event of Default shall have occurred and be continuing, the selection of such investments shall be in the sole discretion of the Agent. The Borrower shall indemnify the Agent for any losses, other than losses due solely to the Agent's gross negligence, relating to the investments so that the amount available to prepay Eurodollar Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest or profits earned on such investments, the Prepayment Accounts shall not bear interest. Interest or profits, if any, on the investments in any Prepayment Account shall accumulate in such Prepayment Account. If the maturity of the Loans has been accelerated pursuant to Section 8.2, the Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account for any Loans to satisfy any of the Credit Obligations related to such Loans. The Borrower hereby pledges and assigns to the Agent, for its benefit and the benefit of the Lenders, each Prepayment Account established hereunder to secure the Credit Obligations related to such Loans.

                  (vi) NOTICE. The Borrower shall give to the Agent and the Lenders at least five (5) Business Days' prior written or telecopy notice of each and every event or occurrence requiring a prepayment under Section 3.3(b)(ii) and (iii), including the amount of Net Cash Proceeds expected to be received therefrom and the expected schedule for receiving such proceeds; PROVIDED, that in the case of any prepayment event consisting of a Casualty or Condemnation, the Borrower shall give such notice within five (5) Business Days after the occurrence of such event.

         3.4 TERMINATION AND REDUCTION OF COMMITMENTS. (a) VOLUNTARY REDUCTIONS. The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $500,000 or in integral multiples of $100,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five
(5) Business Days' prior written or telecopy notice to the Agent; PROVIDED, THAT, no such termination or reduction shall be made which would cause the sum at any time of the aggregate principal amount of outstanding Revolving Loans, PLUS the aggregate amount of outstanding LOC Obligations PLUS the aggregate amount of outstanding Competitive Bid Loans to exceed the Revolving Committed Amount as so terminated or reduced, unless, concurrently with such termination or reduction, the Loans are repaid and, after the Loans have been paid in full, the LOC Obligations are cash collateralized to the extent necessary to eliminate such excess. The Agent shall promptly notify each affected Lender of the receipt by the Agent of any notice from the Borrower pursuant to this Section 3.4(a).

         (b) MANDATORY REDUCTIONS. On any date that the Loans are required to be prepaid and/or LOC Obligations are required to be cash collateralized pursuant to the terms of Sections 3.3(b)(ii) or (iii) (or would be so required if any Loans or LOC Obligations were outstanding), the Revolving Committed Amount shall be automatically and permanently reduced by the total amount of such required prepayments and cash collateral (and, in the event that the amount of any payment referred to in Sections 3.3(b)(ii) or (iii) which is allocable to the Credit Obligations exceeds the amount of all outstanding Credit Obligations, the Revolving Committed Amount shall be further reduced by 100% of such excess).

         (c) MATURITY DATE. The Revolving Commitments of the Lenders and the LOC Commitment of the Issuing Lender shall automatically terminate on the Maturity Date.

         (d) GENERAL. The Borrower shall pay to the Agent for the account of the Lenders in accordance with the terms of Section 3.5(a), on the date of each termination or reduction of the Revolving Committed Amount, the Facility Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

         3.5 FEES. (a) FACILITY FEE. In consideration of the Revolving Commitments of the Lenders hereunder, the Borrower agrees to pay to the Agent for the account of each Lender a fee (the "FACILITY FEE") on such Lender's Revolving Commitment Percentage of the Revolving Committed Amount computed for each day during the applicable Facility Fee Calculation Period at a per annum rate equal to the Applicable Percentage in effect from time to time. The Facility Fee shall commence to accrue on the Effective Date and shall be due and payable in arrears on the last business day of each March, June, September and December (and any date that the Revolving Committed Amount is reduced as provided in Section 3.4(a) or (b) and the Maturity Date) for the immediately preceding quarter or portion thereof (each such quarter or portion thereof being herein referred to as an "FACILITY FEE CALCULATION PERIOD"), beginning with the first of such dates to occur after the Effective Date.

         (b)      LETTER OF CREDIT FEES.

                  (i) STANDBY LETTER OF CREDIT ISSUANCE FEE. In consideration of the issuance of Letters of Credit hereunder, the Borrower promises to pay to the Agent for the account of each Lender a fee (the "STANDBY LETTER OF CREDIT FEE") on such Lender's Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such standby Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage. The Standby Letter of Credit Fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the Effective Date.

                  (ii) ISSUING LENDER FEES. In addition to the Standby Letter of Credit Fee payable pursuant to clause (i) above, the Borrower promises to pay to the Issuing Lender for its own account without sharing by the other Lenders the letter of credit fronting and negotiation fees agreed to by the Borrower and the Issuing Lender from time to time and the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "ISSUING LENDER FEES").

         (c) AGENT FEES. The Borrower agrees to pay to the Agent, for its own account, to the extent not previously paid, the fees set forth in the fee letter dated June 5, 1997, as amended or supplemented to the date hereof, among the Agent and the Borrower and in the applicable provisions of the Commitment Letter dated June 5, 1997 among such parties (together, the "FEE LETTER") in the amounts and on the dates provided in the Fee Letter. Such fees shall be in addition to reimbursement of the Agent's reasonable out-of-pocket expenses pursuant to Section 10.5 hereof.

         3.6 INCREASED COST AND REDUCED RETURN. (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

                  (i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, any of its Notes, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Amended Agreement or any of its Notes in respect of any Eurodollar Loans (other than franchise taxes and taxes imposed on the overall net income, gross receipts or revenues of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

                  (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, compulsory loan, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including any of the Commitments of such Lender hereunder; or

                  (iii) shall impose on such Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Amended Agreement or any of its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, converting into, extending, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Amended Agreement or any of its Notes with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 3.6, the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or extend Revolving Loans of the Type with respect to which such compensation is requested, or to convert Revolving Loans of any other Type into Revolving Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.9 shall be applicable); PROVIDED, THAT, such suspension shall not affect the right of such Lender to receive the compensation so requested.

         (b) If, after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

         (c) Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.6 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 3.6 shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

         3.7 LIMITATION ON TYPES OF LOANS. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

                  (a) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

                  (b) the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof specifying the relevant amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, extend Eurodollar Loans or to convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or convert such Loans into Base Rate Loans in accordance with the terms of this Amended Agreement.

         3.8 ILLEGALITY. Notwithstanding any other provision of this Amended Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make or extend Eurodollar Loans and to convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.9 shall be applicable).

         3.9 TREATMENT OF AFFECTED LOANS. If the obligation of any Lender to make Eurodollar Loans or to extend, or to convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.6 or 3.8 hereof (Revolving Loans of such Type being herein called "AFFECTED LOANS" and such Type being herein called the "AFFECTED TYPE"), such Lender's Affected Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a conversion required by Section 3.8 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.6 or 3.8 hereof that gave rise to such conversion no longer exist:

                  (a) to the extent that such Lender's Affected Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Base Rate Loans; and

                  (b) all Loans that would otherwise be made or extended by such Lender as Loans of the Affected Type shall be made or extended instead as Base Rate Loans, and all Loans of such Lender that would otherwise be converted into Loans of the Affected Type shall be converted instead into (or shall remain as) Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.6 or 3.8 hereof that gave rise to the conversion of such Lender's Affected Loans pursuant to this Section 3.9 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

         3.10 TAXES. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto,

EXCLUDING, in the case of each Lender and the Agent, taxes imposed on its income, gross receipts and revenues and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Amended Agreement or any other Credit Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.10) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions,
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent, at the office of the Agent specified in
SCHEDULE 2.1(A), the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies (including mortgage recording taxes and similar taxes) which arise from any payment made under this Amended Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Amended Agreement or any other Credit Document (hereinafter referred to as "OTHER TAXES").

         (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.10) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

         (d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Amended Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Amended Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Amended Agreement or any of the other Loan Documents.

         (e) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 3.10(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.10(a) or 3.10(b) with respect to Taxes imposed by the United States; PROVIDED, THAT, should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

         (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.10, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Lender, is not otherwise disadvantageous to such Lender.

         (g) Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment.

         (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.10 shall survive the termination of the Commitments and the payment in full of the Notes.

         3.11 COMPENSATION. Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense (including loss of anticipated profits) incurred by it as a result of:

                  (a) any payment, prepayment, or extension of a Eurodollar Loan for any reason (including the acceleration of the Loans pursuant to Section 8.2) on a date other than the last day of the Interest Period for such Loan; or

                  (b) any failure by the Borrower for any reason (including the failure of any condition precedent specified in Section 4 to be satisfied) to borrow, convert, extend, or prepay, as applicable, a Eurodollar Loan or Competitive Bid Loan on the date for such borrowing, conversion, extension, or prepayment specified in the relevant notice of borrowing, prepayment, extension, or conversion or acceptance of any Competitive Bid Quote, all as provided under this Amended Agreement; or

                  (c) without duplication of any amounts paid under Section 3.11
         (a) and (b), any breakage costs, charges or fees incurred by any Lender during the period from the Closing Date through and including the date that is 180 days from the Closing Date in respect of any Eurodollar Loan on account to any sale or assignment of any portion of the Loans on the Commitments to a financial institution such that the financial institution is or will become a Lender hereunder.

         3.12 PRO RATA TREATMENT. Except to the extent otherwise provided herein:

                  (a) REVOLVING LOANS. Each Revolving Loan, each payment or prepayment of principal of any Revolving Loan or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Revolving Loans or reimbursement obligations arising from drawings under Letters of Credit, each payment of Facility Fees, each payment of the Standby Letter of Credit Fee, each reduction of the Revolving Committed Amount and each conversion or extension of any Revolving Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Revolving Loans and Participation Interests.

                  (b) ADVANCES. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; PROVIDED, THAT, the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any requested borrowing that such Lender does not intend to make available to the Agent its ratable share of such borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such borrowing, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent (and such payment by the Borrower shall be without prejudice to Borrower's rights and remedies in respect to the defaulting Lenders). The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower, the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender, if paid within two (2) Business Days of the date such corresponding amount was made available by the Agent to the Borrower, the Federal Funds Rate and, if paid thereafter, the Base Rate.

         3.13 SHARING OF PAYMENTS. The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan, LOC Obligation or any other obligation owing to such Lender under this Amended Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (whether voluntarily or involuntarily by set-off or otherwise), in excess of its pro rata share of such payment as provided for in this Amended Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Loan, LOC Obligation or other obligation in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Amended Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest pursuant to this Section 3.13 may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Loan, LOC Obligations or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Amended Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Amended Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.13 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.13 to share in the benefits of any recovery on such secured claim.

         3.14 PAYMENTS, COMPUTATIONS, ETC. (a) Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at the Agent's office specified in SCHEDULE 2.1(A) not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Amended Agreement, specify to the Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as the Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.12(a)). The Agent will distribute such payments to such Lenders, if any such payment is received prior to 12:00 Noon (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and Fees shall be made on the basis of actual number of days elapsed over a year of 360 days (or 365 or 366 days, as the case may be, in the case of Facility Fees and Base Rate Loans based on the Prime Rate). Interest shall accrue from and include the date of borrowing, but shall exclude the date of payment.

         (b) ALLOCATION OF PAYMENTS AFTER EVENT OF DEFAULT. Notwithstanding any other provisions of this Amended Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any other Lender on account of the Credit Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

                  FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees but excluding the allocated cost of internal counsel) of the Agent in connection with enforcing the rights of the Secured Parties under the Credit Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

                  SECOND, to payment of any Fees owed to the Agent;

                  THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees but excluding the cost of internal counsel) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Obligations owing to such Lender;

                  FOURTH, to the payment of all of the Credit Obligations consisting of accrued fees and interest;

                  FIFTH, to the payment of the outstanding principal amount of the Credit Obligations (including the payment or cash collateralization of the outstanding LOC Obligations);

                  SIXTH, to all other Credit Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

                  SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and Participation Interest in LOC Obligations held by such Lender bears to the aggregate amount of the then outstanding Revolving Loans and Participation

Interests in LOC Obligations) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", "FIFTH" and "SIXTH" above; and (iii) to the extent that any amounts available for distribution pursuant to clause "FIFTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account pursuant to
Section 2.2(l) and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FIFTH" and "SIXTH" above in the manner provided in this
Section 3.14(b). Notwithstanding the foregoing provisions of this Section 3.14(b), amounts on deposit in a cash collateral account pursuant to Section 2.2(l) upon the occurrence of any such Event of Default shall be applied, first, to reimburse the Issuing Lender from time to time for any drawings under any Letters of Credit and, second, following the expiration of all Letters of Credit, to the other Credit Obligations in the manner provided in this Section 3.14(b).

         3.15 EVIDENCE OF DEBT. (a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Amended Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

         (b) The Agent shall maintain the Register pursuant to Section 10.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, Type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Lender's share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

         (c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.15 (and, if consistent with the entries of the Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; PROVIDED, THAT, the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.


                                    SECTION 4
                                   CONDITIONS

         4.1 CLOSING CONDITIONS. The obligations of the Lenders to make the initial Loans under this Amended Agreement and of the Issuing Lender to issue the initial Letter of Credit shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Agent and the Lenders):

                  (a) EXECUTED CREDIT DOCUMENTS. The Agent shall have received duly executed copies of (i) this Amended Agreement; (ii) the Notes,
         (iii) the Collateral Documents and (iv) the Guarantors' Consent, each in form and substance reasonably acceptable to the Lenders. On the Effective Date, the Lenders under the Existing Credit Agreement will return the Revolving Notes dated as of the Closing Date to the Borrower for cancellation, and such Revolving Notes will be replaced by the Revolving Notes dated the Effective Date and issued to the Lenders hereunder.

                  (b) CORPORATE DOCUMENTS. The Agent shall have received the following:

                           (i) CHARTER DOCUMENTS. To the extent available,
                  copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

                           (ii) BYLAWS. A copy of the bylaws or regulations of
                  each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

                           (iii) RESOLUTIONS. Copies of resolutions of the Board
                  of Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing the execution, delivery and performance thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in full force and effect as of the Effective Date.

                           (iv) GOOD STANDING. Copies of (A) to the extent
                  available, certificates of good standing, existence or the equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authority of its state or other jurisdiction of incorporation and each other jurisdiction in which the failure to be qualified to do business and in good standing could have a Material Adverse Effect and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authority of its state or other jurisdiction of incorporation and each other jurisdiction referred to in clause (A) above.

                           (v) INCUMBENCY. A certificate of each Credit Party as
                  to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party, certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

                  (c) OPINIONS OF COUNSEL. The Agent shall have received a legal opinion, dated the Effective Date, of Keating, Muething & Klekamp P.L.L., general counsel for the Credit Parties, substantially in the form of EXHIBIT K.

                  (d) FEES AND EXPENSES. The Credit Parties shall have paid all Fees and other fees and expenses owed by them to the Agent or any Lender under the Existing Credit Agreement or otherwise.

                  (e) COLLATERAL. The Agent shall have received (i) all stock certificates evidencing the Capital Stock pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Agent in its sole discretion under the law of the jurisdiction of incorporation of such Person) and Intercompany Notes,
         (ii) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens, and (iii) duly executed financing statements (Form UCC-1) for each appropriate jurisdiction as is necessary, in the Agent's sole discretion, to perfect the Agent's security interest in the Collateral.

                  (f) PRIORITY OF LIENS. The Agent, on behalf of the Secured Parties, shall hold a perfected, first priority Lien, subject to no other Liens other than Permitted Liens, on all Collateral.

                  (g) EVIDENCE OF INSURANCE. The Agent shall have received satisfactory evidence that insurance satisfying the requirements set forth in the Credit Documents is in effect.

                  (h) CORPORATE STRUCTURE. The ownership, capital, corporate, tax, organizational and legal structure (including articles of incorporation and bylaws, shareholder agreements and management) of the Credit Parties shall be reasonably satisfactory to the Lenders.

                  (i) CONSENTS AND APPROVALS. The Borrower and the other Credit Parties shall have obtained all governmental, shareholder and third party consents and approvals necessary or, in the reasonable opinion of the Agent, desirable in connection with the execution, delivery and performance of this Amended Agreement and the other Credit Documents (including the exercise of remedies under the Collateral Documents), the other related financings and transactions contemplated hereby and the continuing operations of the Borrower and its Subsidiaries following the Effective Date.

                  (j) MATERIAL ADVERSE EFFECT. From the Closing Date to the Effective Date, nothing shall have occurred (and neither the Lenders nor the Agent shall have become aware of any facts or circumstances not previously known) which has, or could reasonably be expected to have, a Material Adverse Effect.

                  (k) LITIGATION. There shall not exist any order, decree, judgment, ruling or injunction or any pending or threatened action, suit, investigation or proceeding that purports to affect the Facility or that could reasonably be expected to have a Material Adverse Effect.

                  (l) OTHER INDEBTEDNESS. The Credit Parties shall have no material liabilities (actual or contingent) or Preferred Stock other than (i) the Indebtedness under the Credit Documents, (ii) Indebtedness that is set forth on SCHEDULE 7.1(B) and satisfactory to the Lenders,
         (iii) as disclosed in the most recent interim balance sheet referred to in Section 5.1(a) and on SCHEDULE 5.1, and (iv) for accounts payable incurred in the ordinary course of business consistent with past practice since the date of the most recent interim balance sheet referred to in Section 5.1(a).

                  (m) SOLVENCY OPINION. The Agent shall have received a certificate of the Borrower in form and substance satisfactory to the Agent, from the Chief Financial Officer of the Borrower, as to the financial condition and solvency of each of the Borrower and its Subsidiaries.

                  (n) CHANGE IN MARKET. There shall not exist any material disruption of, or a material adverse change in, the market for syndicated bank credit facilities or financial, banking or capital market conditions.

                  (o) OFFICER'S CERTIFICATES. The Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Effective Date stating that (A) each Credit Party is in compliance with all existing financial obligations, (B) conditions set forth in subsections 4.1(d), (h), (i), (j), (k) and (l) shall have been satisfied, certified by a Responsible Officer of the Borrower to be true and correct as of the Effective Date.

                  (p) OTHER. The Lenders shall have received such other documents, instruments, agreements or information as reasonably requested by any Lender, including information regarding litigation, investigations and other proceedings, compliance with applicable laws, regulations and consent orders, tax matters, accounting matters, labor agreements and other employee-related matters, insurance coverage, pension liabilities (actual or contingent) and other employee benefits, real estate leases, material contracts and relationships, debt agreements, transactions with Affiliates and former Affiliates, property ownership, Capital Leases, trademarks, other proprietary rights and related licenses, capital stock, options and warrants, and contingent liabilities of the Credit Parties.

         4.2 CONDITIONS TO ALL EXTENSIONS OF CREDIT. The obligations of each Lender to make any Loan (including the initial Loans), convert any existing Loan into a Loan of another Type or extend any existing Loan into a subsequent Interest Period and of the Issuing Lender to issue or extend any Letter of Credit are subject, in addition to satisfaction on the


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



Effective Date of the conditions set forth in Section 4.1, to satisfaction on the date such Loan is made, converted or extended or the date such Letter of Credit is issued or extended, as applicable, to satisfaction of the following conditions:

                  (a) The Borrower shall have delivered (i) in the case of any Revolving Loan, an appropriate Notice of Borrowing or Notice of Extension/Conversion, (ii) in the case of any Competitive Bid Loan, an appropriate Competitive Bid Quote Request or (iii) in the case of any Letter of Credit, the Issuing Lender shall have received an appropriate request for issuance or extension in accordance with the provisions of
         Section 2.2(b);

                  (b) The representations and warranties set forth in Section 5 shall be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

                  (c) There shall not have been commenced against any Credit Party an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, which involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;

                  (d) No Default or Event of Default shall exist and be continuing either prior to the making, conversion or extension of such Loan or the issuance or extension of such Letter of Credit or after giving effect thereto; and

                  (e) Immediately after giving effect to the making, conversion or extension of such Loan (and the application of the proceeds thereof) or to the issuance or extension of such Letter of Credit, as applicable, the aggregate principal amount of outstanding Revolving Loans and the aggregate principal amount of outstanding LOC Obligations and the aggregate amount of outstanding Competitive Bid Loans shall not exceed the limitations applicable thereto set forth in Section 2.

The delivery of each Notice of Borrowing, each Competitive Bid Quote Request, each Notice of Extension/Conversion and each request for the issuance or extension of a Letter of Credit pursuant to Section 2.2(b) shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), (d) and (e) above.




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                                    SECTION 5
                         REPRESENTATIONS AND WARRANTIES

         The Borrower hereby represents to the Agent and each Lender that:

         5.1 FINANCIAL CONDITION. (a) The audited consolidated and unaudited consolidating balance sheets of the Borrower and its Subsidiaries as of December 31, 1996, and the audited consolidated and unaudited consolidating statements of earnings and statements of cash flows of the Borrower and its Subsidiaries for the years ended December 31, 1995 and December 31, 1996 have heretofore been furnished to each Lender. Such financial statements (including the notes thereto) (i) with respect to the consolidated statements only, have been audited by a nationally recognized accounting firm reasonably acceptable to the Agent,
(ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods. The unaudited interim balance sheets of the Borrower and its Subsidiaries as at the end of, and the related unaudited interim statements of earnings and of cash flows for, each quarterly period ended after [September 30], 1997 and prior to the Effective Date for which financial information is available have heretofore been furnished to each Lender. Such interim financial statements for each such period (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except for the absence of footnotes, and (ii) present fairly in all material respects the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods, except for recurring annual audit adjustments. During the period from the Closing Date to and including the Effective Date, there has been no sale, transfer or other disposition by any Credit Party of any material part of the business or property of the Credit Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Credit Parties, taken as a whole, in each case, which, is not reflected in the foregoing financial statements or in the notes thereto. Except as disclosed in SCHEDULE 5.1, the balance sheets and the notes thereto included in the foregoing financial statements disclose all material liabilities, actual or contingent, of the Borrower and its Subsidiaries as of the dates thereof.

         (b) As of the Effective Date, the Credit Parties do not have any material liabilities, actual or contingent, or Preferred Stock except (i) as disclosed in the most recent interim balance sheet referred to in subsection (a) above, (ii) for items disclosed in SCHEDULE 5.1, (iii) for accounts payable incurred in the ordinary course of business consistent with past practice since the date of the most recent interim balance sheet referred to in subsection (a) above (iv) Indebtedness under the Credit Documents and (v) Indebtedness set forth on Schedule 7.1(b).

         (c)      [intentionally omitted]



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



         (d) The financial statements delivered to the Lenders pursuant to
Section 6.1(a) and (b), (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.1(a) and (b)) and (ii) present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements, if any) the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

         5.2 NO MATERIAL CHANGE. Since the Closing Date, (a) there has been no development or event relating to or affecting a Credit Party which has had or could reasonably be expected to have a Material Adverse Effect and (b) except distributions made by ACER/EXCEL Inc. in connection with and prior to the Borrower's acquisition of ACER/EXCEL Inc. as set forth on Schedule 5.2, no dividends or other distributions have been declared, paid or made upon the Capital Stock of any Credit Party nor has any of the Capital Stock of any Credit Party been redeemed, retired, purchased or otherwise acquired for value.

         5.3 ORGANIZATION AND GOOD STANDING. Each of the Credit Parties (a) is duly organized, validly existing and is in good standing (or the local law equivalent, in the case of Foreign Subsidiaries) under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing (or the local law equivalent, in the case of Foreign Subsidiaries) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

         5.4 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to execute, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrower, to obtain extensions of credit hereunder, and each Credit Party has taken all necessary corporate action to authorize the borrowings and other extensions of credit on the terms and conditions of this Amended Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Credit Party is a party, except for (i) consents, authorizations, notices and filings disclosed in SCHEDULE 5.4, all of which have been (or will as of the Effective Date) obtained or made, and (ii) filings to perfect the Liens created by the Collateral Documents. This Amended Agreement has been, and each other Credit Document to which any Credit Party is a party will be, duly executed and delivered on behalf of such Credit Party. This Amended Agreement constitutes, and each other Credit Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party and, to the knowledge of the Credit Parties, enforceable against such Person in


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



accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         5.5 NO CONFLICTS. Neither the execution and delivery by each Credit Party of the Credit Documents to which it is a party, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party, nor the exercise of remedies by the Secured Parties under the Credit Documents, will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or conflict with any Requirement of Law (including Regulation U or Regulation X), applicable to it or its Properties, (c) violate, contravene or conflict with contractual provisions of, cause an event of default under, or give rise to material increased, additional, accelerated or guaranteed rights of any Person under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, or (d) result in or require the creation of any Lien (other than the Lien of the Collateral Documents) upon or with respect to its Properties.

         5.6 NO DEFAULT. No Credit Party is in default in any respect under any loan agreement, indenture, mortgage, security agreement or other agreement relating to Indebtedness or any other contract, lease, agreement or obligation to which it is a party or by which any of its Properties is bound which default could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists.

         5.7 OWNERSHIP OF ASSETS. Each Credit Party is the owner of, and has good and marketable title to, all of its respective assets, and none of such assets is subject to any Lien other than Permitted Liens.

         5.8 INDEBTEDNESS. Except as permitted under Section 7.1, the Credit Parties have no Indebtedness.

         5.9 LITIGATION. Except as disclosed in SCHEDULE 5.9, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending for which service of process or other written notice has been received or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party which could reasonably be expected to have a Material Adverse Effect or which are pending or threatened as of the Effective Date.

         5.10 TAXES. Each Credit Party has filed, or caused to be filed, all material tax returns (including Federal, state, local and foreign tax returns) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings diligently pursued, and against which adequate reserves are being maintained in accordance with GAAP. No Credit Party knows as of the Effective Date of


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



any pending investigation of such party by any taxing authority or proposed tax assessments against it or any other Credit Party.

         5.11 COMPLIANCE WITH LAW. Each Credit Party is in compliance with all Requirements of Law (including Environmental Laws) applicable to it or to its Properties, except for any such failure to comply which could not reasonably be expected to have a Material Adverse Effect. No Requirement of Law could reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Credit Parties, as of the Effective Date, none of the Credit Parties or any of their respective material Properties or assets is subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority. None of the Credit Parties has received any written communication prior to the Effective Date from any Governmental Authority that alleges that any of the Credit Parties is not in compliance in any material respect with any Requirement of Law, except for allegations that have been satisfactorily resolved and are no longer outstanding.

         5.12     ERISA.  Except as disclosed in SCHEDULE 5.12:

                  (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable Federal or state laws, and (iv) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

                  (b) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

                  (c) Neither any Credit Party nor any ERISA Affiliate has incurred, or, to the knowledge of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither any Credit Party nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any Credit Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245


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



         of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

                  (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Credit Party or any ERISA Affiliate to any liability under Section 406, 409, 502(i) or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Credit Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.

                  (e) Neither any Credit Party nor any ERISA Affiliate has any material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106.

         5.13 SUBSIDIARIES. SCHEDULE 5.13 sets forth a complete and accurate list of all Subsidiaries of the Borrower, discloses the jurisdiction of incorporation of each such Subsidiary, the number of authorized shares of each class of Capital Stock of each such Subsidiary, the number of outstanding shares of each class of Capital Stock, the number and percentage of outstanding shares of each class of Capital Stock of each such Subsidiary owned (directly or indirectly) by any Person, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect to Capital Stock of each such Subsidiary. All the outstanding Capital Stock of each such Subsidiary is validly issued, fully paid and non-assessable and is owned by the Borrower, directly or indirectly, free and clear of all Liens (other than those arising under the Collateral Documents). Other than as disclosed in SCHEDULE 5.13, no Credit Party has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Capital Stock.

         5.14 GOVERNMENTAL REGULATIONS, ETC. (a) No part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation G or Regulation U, or for the purpose of purchasing or carrying or trading in any securities. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any "margin security" within the meaning of Regulation T. "margin stock" within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Credit Parties. None of the transactions contemplated by this Amended Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Exchange Act or regulations issued pursuant thereto, or Regulation G, T, U or X.



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         (b) No Credit Party is subject to regulation under the Public Utility
Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, no Credit Party is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, (ii) controlled by such a company, or (iii) a "holding company", a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         (c) No director, executive officer or principal holder of Capital Stock of any Credit Party is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms "director", "executive officer" and "principal shareholder" (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

         (d) Each Credit Party has obtained and holds in full force and effect all material franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights or way and other rights, consents and approvals which are necessary for the ownership of its respective Property and to the conduct of its respective businesses as presently conducted.

         (e) Each Credit Party is current with all material reports and documents, if any, required to be filed with any state or Federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

         5.15 PURPOSE OF LOANS AND LETTERS OF CREDIT. The proceeds of the Loans made on or after the Effective Date will be used to provide for: (a) working capital requirements of the Borrower and its Subsidiaries; (b) permitted Consolidated Capital Expenditures; (c) Permitted Acquisitions; and (d) for the general corporate purposes of the Borrower and its Subsidiaries.

         5.16     ENVIRONMENTAL MATTERS.  Except as disclosed in SCHEDULE 5.16:

                  (a) Each of the facilities and properties owned, leased or operated by the Credit Parties (the "COMPANY PROPERTIES") and all operations at the Company Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Company Properties or the businesses operated by the Credit Parties (the "BUSINESSES"), and there are no conditions or circumstances relating to the Businesses or Company Properties or any former facilities, properties or businesses of the Credit Parties that could give rise to liability of any Credit Party under any applicable Environmental Laws or under any agreement or other instrument pursuant to which any Credit Party has agreed or is required to indemnify any Person against any such liability.



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                  (b) None of the Company Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Company Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability of any Credit Party under, Environmental Laws or under any agreement or other instrument pursuant to which any Credit Party has agreed or is required to indemnify any Person against any such liability.

                  (c) No Credit Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Company Properties or the Businesses, nor does any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

                  (d) Materials of Environmental Concern have not been transported or disposed of from the Company Properties, or generated, treated, stored or disposed of at, on or under any of the Company Properties or any other location, in each case by or on behalf of any Credit Party in violation of, or in a manner that could give rise to liability of any Credit Party under, any applicable Environmental Law or under any agreement or other instrument pursuant to which any Credit Party has agreed or is required to indemnify any Person against any such liability.

                  (e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of any Credit Party, threatened, under any Environmental Law to which any Credit Party is or will be named as a party, nor are there any consent decrees, consent orders, administrative orders, other decrees or orders or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Credit Parties, the Company Properties or the Businesses.

                  (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Company Properties, or arising from or related to the operations (including disposal) of any Credit Party in connection with the Company Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws or under any agreement or other instrument pursuant to which any Credit Party has agreed or is required to indemnify any Person against any such liability.

         5.17 INTELLECTUAL PROPERTY. Except as disclosed in SCHEDULE 5.17, each Credit Party owns, or has the legal right to use, all trademarks, tradenames, copyrights, service marks, proprietary techniques, patents, patent applications, trade secrets, technology, know how and processes necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect.

         5.18 SOLVENCY. Each Credit Party is and, after the Effective Date, will be Solvent.



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         5.19 INVESTMENTS. All Investments of each Credit Party are Permitted
Investments.

         5.20 [Intentionally omitted].

         5.21 DISCLOSURE. Neither this Amended Agreement nor any financial statements delivered to the Lenders pursuant hereto nor any other document, certificate or statement furnished to the Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby (other than final projections) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading. All financial projections that have been made available to the Agent or the Lenders by any Credit Party or any representatives thereof in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Credit Parties to be reasonable.

         5.22 NO BURDENSOME RESTRICTIONS; MATERIAL AGREEMENTS. No Credit Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. SCHEDULE 5.22 sets forth a complete and accurate list of each agreement, contract, lease, license, commitment, commercial arrangement or other instrument to which any Credit Party is a party or by which it or any of its properties or assets are or may be bound as of the Effective Date the loss of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (collectively, the "MATERIAL CONTRACTS").

         (b) Except as set forth in SCHEDULE 5.22, each Material Contract will be in all material respects valid, binding and in full force and effect and will be enforceable by the Borrower or the Subsidiary of the Borrower which is a party thereto in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles (whether in equity or at law). Except as set forth in SCHEDULE 5.22, each of the Borrower and the Subsidiaries will have performed in all material respects all obligations required to be performed by it to date under the Material Contracts and it will not be (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Credit Parties, no other party to any of the Material Contracts will be (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Neither the Borrower nor any of the Subsidiaries, nor, to the knowledge of the Borrower, any other party to any Material Contract, will have given notice of termination of, or taken any action inconsistent with the continuation of, any Material Contract. Except as disclosed in SCHEDULE 5.22, none of such other parties will have any presently exercisable right to terminate any Material Contract nor will any such other party have any right to terminate any Material Contract on account of the execution, delivery or performance of the Credit Documents.

         5.23 LABOR MATTERS. Except as disclosed in SCHEDULE 5.23, there are no collective bargaining agreements or Multiemployer Plans covering the employees of a Credit Party as of the Effective Date and none of the Credit Parties has suffered any strike, walkout, work stoppage, unfair labor practice complaint or other material labor difficulty within the five


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years prior to the Effective Date. To the knowledge of the Credit Parties, as of the Effective Date, no union representation question exists with respect to the employees of the Credit Parties and no union organizing activities are taking place. The hours worked by and payments made to employees of the Credit Parties have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Credit Party, or for which any claim may be made against any Credit Party, on account of wages, employee health and welfare insurance or other benefits, have been paid or accrued as a liability on the books of the Credit Parties.

         5.24 NATURE OF BUSINESS. As of the Effective Date, the Credit Parties are engaged in the business of providing outsourced and clinical research and products development services to pharmaceutical and biotechnology companies.

         5.25 SECURITY DOCUMENTS. (a) The Pledge Agreement and the Life Insurance Assignment are effective to create in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in 100% of the issued and outstanding Capital Stock of all Subsidiaries (PROVIDED that no shares of Capital Stock of any issuer incorporated in a jurisdiction outside of the United States of America shall be pledged to the extent that the aggregate amount of shares of Capital Stock of such issuer pledged under the Pledge Agreement would exceed 65% of the Capital Stock of such issuer to the extent, and for so long as, the pledge of any greater percentage would have adverse tax consequences for the pledging party), and in the Life Insurance Policy, respectively, and, when the Pledged Securities (as defined in the Pledge Agreement) and the Life Insurance Policy are delivered to the Agent, the Pledge Agreement and the Life Insurance Assignment shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 8 or 9 of the Uniform Commercial Code and in the Life Insurance Policy, respectively in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

         (b) The Agent, for the ratable benefit of the Secured Parties, will at all times have the Liens provided for in the Collateral Documents and the Collateral Documents will at all times constitute a valid and continuing lien of record and first priority perfected security interest in all the Collateral referred to therein, except as priority may be affected by Permitted Liens. No filings or recordings are required in order to perfect the security interests created under the Collateral Documents, except for filings or recordings listed on SCHEDULE 5.25. All such listed filings and recordings will have been made on or prior to the Effective Date.

         5.26 TRANSACTIONS WITH AFFILIATES. Except for agreements and arrangements among the Borrower and its Wholly Owned Subsidiaries or among Wholly Owned Subsidiaries of the Borrower, neither the Borrower nor any of its Subsidiaries is a party to or engaged in any transaction with, and none of the properties and assets of the Borrower or any of its Subsidiaries is subject to or bound by any Affiliate of any Credit Party.



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         5.27 INSURANCE. The Credit Parties maintain policies of fire and casualty, liability, business interruption and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are in accordance with normal industry practice for the business and assets of the Credit Parties. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any prior period under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The activities and operations of the Credit Parties have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.


                                    SECTION 6
                              AFFIRMATIVE COVENANTS

         The Borrower hereby covenants and agrees that so long as this Amended Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding and until all of the Commitments hereunder shall have terminated and all Letters of Credit shall have expired or been cancelled:

         6.1 INFORMATION COVENANTS. The Borrower will furnish, or cause to be furnished, to the Agent and each of the Lenders:

                  (a) ANNUAL FINANCIAL STATEMENTS. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, an audited consolidated and unaudited consolidating balance sheet and income statement of the Borrower and its Consolidated Subsidiaries, as of the end of such fiscal year, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all such financial statements to be in reasonable form and detail and, with respect to the consolidated statements only, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and accompanied by, with respect to the consolidated statements, an opinion of such accountants (which shall not be qualified or limited in any material respect), and, with respect to the consolidating statement, a certificate of the Chief Financial Officer of the Borrower (as to which certificate there shall be no individual, as opposed to corporate, liability), to the effect that such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur).

                  (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters in


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         each fiscal year of the Borrower, an unaudited consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in comparative form consolidated and consolidating figures for the corresponding period of the preceding fiscal year, all such financial statements to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of the Chief Financial Officer of the Borrower (as to which certificate there shall be no individual, as opposed to corporate, liability) to the effect that such quarterly financial statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments.

                  (c) OFFICER'S CERTIFICATE. At the time of delivery of the financial statements provided for in Sections 6.1(a) and 6.1(b) above, a certificate of the Chief Financial Officer of the Borrower (as to which certificate there shall be no individual, as opposed to corporate, liability) substantially in the form of EXHIBIT I (i) demonstrating compliance with the financial covenants contained in
         Section 7.18 by calculation thereof as of the end of each such fiscal period, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iii) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the GAAP applied in the preparation of the financial statements of the Borrower and its Consolidated Subsidiaries, and, if so, describing such change.

                  (d) ANNUAL BUSINESS PLAN, BUDGETS AND PROJECTIONS. At least ninety (90) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 1997, an annual budget of the Borrower and its Consolidated Subsidiaries for the current year. As of December 31 of each year, updated projected financial statements (including balance sheets, income statements and statements of cash flows) for the next three (3) fiscal years.

                  (e) COMPLIANCE WITH CERTAIN PROVISIONS OF THIS AMENDED AGREEMENT. Within ninety (90) days after the end of each fiscal year of the Borrower, a certificate containing information regarding the amount of Net Cash Proceeds from Asset Dispositions (other than Excluded Asset Dispositions), Debt Issuances and Equity Issuances that were made during the prior fiscal year.

                  (f) ACCOUNTANT'S CERTIFICATE. Within the period for delivery of the annual financial statements provided for in Section 6.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Amended Agreement and stating further whether, in the course of their audit, they have become aware of


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         any Default or Event of Default and, if any such Default or Event of
         Default exists, specifying the nature and extent thereof.

                  (g) AUDITOR'S REPORTS. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to any Credit Party in connection with any annual, interim or special audit of the books of such Credit Party.

                  (h) REPORTS. Promptly upon transmission or receipt thereof,
         (i) copies of all filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any Credit Party shall send to its shareholders or to a holder of any Indebtedness owed by any Credit Party in its capacity as such a holder and (ii) upon the request of the Agent or the Required Lenders, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

                  (i) NOTICES. Upon obtaining knowledge thereof, the Borrower will give written notice to the Agent immediately of (i) the occurrence of any event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to any Credit Party: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined could reasonably be expected to have a Material Adverse Effect and (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility (direct or indirect) for violation, or alleged violation of any Federal, state or local law, rule or regulation, including Environmental Laws, the violation of which could have a Material Adverse Effect.

                  (j) ERISA. The Borrower will give written notice to the Agent promptly (and in any event within five (5) Business Days after any officer of any Credit Party obtains knowledge thereof) of: (i) any event or condition, including any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Credit Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief


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         financial officer of the Borrower briefly setting forth the details regarding such event, condition or notice and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Credit Parties shall furnish the Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

                  (k) OTHER INFORMATION. With reasonable promptness upon request therefor, such other information regarding the business, properties or financial condition of any Credit Party as the Agent or the Required Lenders may reasonably request.

         6.2 PRESERVATION OF EXISTENCE AND FRANCHISES. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 7.4 or Section 7.5, each of the Credit Parties will do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

         6.3 BOOKS AND RECORDS. Each of the Credit Parties will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

         6.4 COMPLIANCE WITH LAW. Each of the Credit Parties will comply with all Requirements of Law applicable to it and its Property to the extent that noncompliance with any such Requirement of Law could reasonably be expected to have a Material Adverse Effect.

         6.5 PAYMENT OF TAXES AND OTHER INDEBTEDNESS. Each of the Credit Parties will pay and discharge (a) all material taxes, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its Properties, before they shall become delinquent, (b) all material lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its Properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; PROVIDED, THAT, no Credit Party shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could reasonably be expected to have a Material Adverse Effect.

         6.6 INSURANCE; CERTAIN PROCEEDS. (a) Each of the Credit Parties will at all times maintain in full force and effect insurance (including domestic worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as are otherwise required by the Collateral Documents). The Agent shall be named as loss payee or mortgagee, as its


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



interest may appear, with respect to all such property and casualty policies and an additional insured with respect to all such other policies (other than workers' compensation and employee health policies), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Agent, that if the insurance carrier shall have received written notice from the Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Credit Parties under such policies directly to the Agent (which agreement shall be evidenced by a "standard" or "New York" lender's loss payable endorsement in the name of the Agent on Accord Form 27) and that it will give the Agent thirty (30) days' prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Credit Party or any other Person shall affect the rights of the Agent or the Lenders under such policy or policies.

         (b) In case of any Casualty or Condemnation with respect to any Property of any Credit Party or any part thereof, the Borrower shall promptly give written notice thereof to the Agent generally describing the nature and extent of such damage, destruction or taking. In such case the Borrower shall, or shall cause such Credit Party to, promptly repair, restore or replace the Property of such Credit Party which was subject to such Casualty or Condemnation at such Credit Party's cost and expense, whether or not Insurance Proceeds or a Condemnation Award, if any, received on account of such event shall be sufficient for that purpose; PROVIDED, THAT, such Property need not be repaired, restored or replaced to the extent the failure to make such repair, restoration or replacement (i)(A) is desirable to the proper conduct of the business of such Credit Party in the ordinary course and otherwise in the best interest of such Credit Party and (B) would not materially impair the rights and benefits of the Agent or the Secured Parties under the Collateral Documents or any other Credit Document or (ii) the failure to repair, restore or replace the Property is attributable to the application of the Insurance Proceeds from such Casualty or the Condemnation Award from such Condemnation to payment of the Credit Obligations in accordance with the provisions of Section 3.3(b). In the event a Credit Party shall receive any Insurance Proceeds or Condemnation Awards, such Credit Party will immediately pay over such proceeds to the Agent, for payment on the Credit Obligations in accordance with Section 3.3(b) or, if such funds constitute Reinvestment Funds, to be held by the Agent. The Agent agrees to release such Insurance Proceeds or Condemnation Awards to the Borrower as needed from time to time to pay for the replacement or restoration of the portion of the Property subject to the Casualty or Condemnation, if, but only if, the conditions set forth in the definition of "Reinvestment Funds" are satisfied at the time of such request.

         (c) In connection with the covenants set forth in this Section 6.6, it is understood and agreed that:

                  (i) none of the Agent, the Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.6, it being understood that (A) the Credit Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agent, the Lenders or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation


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         rights against such parties, as required above, then each Credit Party hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Agent, the Lenders and their agents and employees;

                  (ii) Upon the occurrence of an Event of Default, the Credit Parties will permit an insurance consultant retained by the Agent, at the expense of the Borrower, to review from time to time the insurance policies maintained by the Credit Parties; and

                  (iii) Upon the occurrence of an Event of Default, the Required Lenders shall have the right to require the Credit Parties to keep other insurance in such form and amount as the Agent or the Required Lenders may reasonably request; PROVIDED, THAT, such insurance shall be obtainable on commercially reasonable terms; and PROVIDED FURTHER, THAT, the designation of any form, type or amount of insurance coverage by the Agent or the Required Lenders under this Section 6.6 shall in no event be deemed a representation, warranty or advice by the Agent or the Lenders that such insurance is adequate for the purposes of the business of the Credit Parties or the protection of their properties.

         6.7 MAINTENANCE OF PROPERTY. Each of the Credit Parties will maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and Casualty and Condemnation excepted, and will make, or cause to be made, as to such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

         6.8 PERFORMANCE OF OBLIGATIONS. Each of the Credit Parties will perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

         6.9 USE OF PROCEEDS. The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 5.15.

         6.10 AUDITS/INSPECTIONS. Upon reasonable notice and during normal business hours, the Borrower will, and will cause each of its Subsidiaries to, permit representatives appointed by the Agent or the Required Lenders, including independent accountants, agents, employees, attorneys and appraisers, to visit and inspect its Property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain and shall permit the Agent or such representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees, independent accountants, attorneys and representatives of the Credit Parties. The Borrower agrees that the Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Borrower upon the occurrence of an Event of Default. The Borrower will direct all accountants and auditors


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employed by it at any time during the term of this Amended Agreement to exhibit and deliver to the Agent and the Lenders, upon request, copies of any of the financial statements, trial balances or other accounting records of any sort of the Credit Parties in the accountant's or auditor's possession, and to disclose to the Agent and the Lenders any information they may have concerning the financial status and business operation of the Credit Parties. Upon request of the Agent or the Required Lenders, the Borrower will authorize all Federal, state and municipal authorities to furnish to the Lenders copies of reports or examinations relating to the Credit Parties, whether made by any Credit Party or otherwise.

         6.11 ADDITIONAL CREDIT PARTIES. Contemporaneously with any Person becoming a direct or indirect Domestic Subsidiary of any Credit Party, the Borrower shall provide the Agent with written notice thereof and shall (a) cause such Person to execute a Joinder Agreement in substantially the same form as EXHIBIT J, and (b) cause 100% of the Capital Stock of such Person to be delivered to the Agent (together with undated stock powers signed in blank) and to be subject at all times to a first priority, perfected Lien in favor of the Agent pursuant to the Collateral Documents, subject only to Permitted Liens, and
(ii) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Agent's liens thereunder), all in form, content and scope reasonably satisfactory to the Agent. Contemporaneously with any Person becoming a direct Foreign Subsidiary of the Borrower or any Domestic Subsidiary of the Borrower, the Borrower or such Domestic Subsidiary shall provide the Agent with written notice thereof and shall cause sixty-five percent (65%) of such Person's Capital Stock (for so long as the pledge of any greater percentage would have adverse tax consequences to the Credit Parties), to be delivered to the Agent (together with undated stock powers signed in blank unless such stock powers are deemed unnecessary by the Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person) and to be subject at all times to a first priority, perfected Lien in favor of the Agent pursuant to the Collateral Documents, subject only to Permitted Liens and shall further deliver such other documentation as the Agent may reasonably request in connection with the foregoing including appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person which cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Agent's liens thereunder.

         6.12 LIFE INSURANCE. The Borrower will maintain the Life Insurance Policy at all times during the term of this Amended Agreement and shall cause, as of the Effective Date, the same to be assigned to the Agent for the benefit of the Secured Parties in a manner reasonably satisfactory to the Agent (including, without limitation, the execution and delivery of the Life Insurance Assignment).




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                                    SECTION 7
                               NEGATIVE COVENANTS

         The Borrower hereby covenants and agrees that, so long as this Amended Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding and until all of the Commitments hereunder shall have terminated and all Letters of Credit shall have expired or been cancelled:

         7.1 INDEBTEDNESS. None of the Credit Parties will contract, create, incur, assume or permit to exist any Indebtedness, except:

                  (a) Indebtedness arising under this Amended Agreement and the other Credit Documents;

                  (b) Indebtedness of the Borrower and its Subsidiaries in existence on the Effective Date to the extent disclosed in SCHEDULE 7.1(b) (but not including any renewal, refinancing or extension thereof);

                  (c) purchase money Indebtedness (including Capital Leases) incurred by the Borrower or any of its Subsidiaries after the Closing Date to finance the purchase of fixed assets acquired after the Closing Date; PROVIDED, THAT (i) the total of all such Indebtedness for the Borrower and its Subsidiaries taken together shall not exceed an aggregate principal amount of $5,000,000 at any time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) such Indebtedness is issued and any Liens securing such Indebtedness are created at the time of, or within ninety (90) days after, the acquisition of such assets and such Indebtedness is not secured by a Lien on any other assets;

                  (d) obligations of the Borrower or any of its Subsidiaries in respect of Lender Hedging Agreements entered into in order to limit exposure to floating rate indebtedness or foreign currency fluctuation and exchange rate risk of the Borrower or any of its Subsidiaries, and not for speculative purposes;

                  (e) intercompany Indebtedness arising out of loans and advances permitted under Section 7.6;

                  (f) in addition to the Indebtedness otherwise permitted by this Section 7.1,

                           (i) other Indebtedness incurred after the Closing
                  Date by the Borrower or any of its Subsidiaries; PROVIDED, THAT, (A) the loan documentation with respect to such Indebtedness shall not contain covenants or default provisions relating to any Credit Party that are more restrictive than the covenants and default provisions contained in the Credit Documents, (B) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such incurrence and the Borrower shall have delivered to the Agent a Pro Forma Compliance Certificate


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



                  demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Credit Party, the Credit Parties shall be in compliance with all of the financial covenants set forth in Section 7.18 and (C) the aggregate principal amount of such Indebtedness PLUS the aggregate principal amount of Indebtedness permitted pursuant to clauses 7.1(b) and 7.1(c) above and 7.1(g) and 7.1(h) below shall not exceed $7,500,000 at any time outstanding; and

                           (ii) Guaranty Obligations of any Credit Party (other
                  than the Borrower) with respect to any Indebtedness of the Borrower permitted under this Section 7.1 (other than this subparagraph (f));

                  (g) Indebtedness arising under an agreement with the State of Ohio in connection with the location of the Borrower's offices in a total aggregate amount not to exceed $10,000,000; and

                  (h) Indebtedness of Foreign Subsidiaries arising under overdraft agreements; PROVIDED, THAT, the total of all such Indebtedness shall not exceed an aggregate principal amount of $2,500,000.

         7.2 LIENS. None of the Credit Parties will contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or hereafter acquired, except for Permitted Liens.

         7.3 NATURE OF BUSINESS. None of the Credit Parties will substantively alter the character or conduct of the business conducted by such Person as of the Effective Date or, in the case of any Person acquired in a Permitted Acquisition, as of the date of such Permitted Acquisition.

         7.4 CONSOLIDATION, MERGER, DISSOLUTION, ETC. Except in connection with an Asset Disposition permitted by the terms of Section 7.5, none of the Credit Parties will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); PROVIDED, THAT, notwithstanding the foregoing provisions of this Section 7.4:

                  (a) the Borrower may merge or consolidate with any of its Wholly Owned Subsidiaries; PROVIDED, THAT (i) the Borrower shall be the continuing or surviving corporation in such merger or consolidation,
         (ii) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Agent may request so as to cause the Credit Parties to be in compliance with the terms of
         Section 6.11 after giving effect to such transaction and (iii) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;

                  (b) any Wholly Owned Subsidiary of the Borrower may merge or consolidate with any other Wholly Owned Subsidiary of the Borrower; PROVIDED, THAT


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         (i) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Agent may request so as to cause the Credit Parties to be in compliance with the terms of
         Section 6.11 after giving effect to such transaction, (ii) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction and (iii) no merger or consolidation shall be permitted by this clause (b) if a Foreign Subsidiary is the survivor of a merger or consolidation between a Domestic Subsidiary and a Foreign Subsidiary;

                  (c) any Subsidiary of the Borrower may merge with any Person other than a Credit Party in connection with a Permitted Acquisition if
         (i) such Subsidiary shall be the continuing or surviving corporation in such merger or consolidation, (ii) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Agent may request so as to cause the Credit Parties to be in compliance with the terms of Section 6.11 after giving effect to such transaction, (iii) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction and (iv) the Borrower shall have delivered to the Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, the Credit Parties shall be in compliance with all of the financial covenants set forth in Section 7.18 as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such acquisition and with respect to which the Agent has received the Required Financial Information; and

                  (d) any Wholly Owned Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; PROVIDED, THAT (i) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Agent may request to cause the Credit Parties to be in compliance with the terms of Section 6.11 after giving effect to such transaction and (ii) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect to such transaction.

         7.5 ASSET DISPOSITIONS. (a) None of the Credit Parties will make any Asset Disposition; PROVIDED, THAT, the foregoing provisions of this Section 7.5 shall not prohibit the following:

                  (i) any Asset Disposition by any Credit Party to the Borrower or any Guarantor if (A) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Agent may request so as to cause the Credit Parties to be in compliance with the terms of Section 6.11 after giving effect to such Asset Disposition and (B) after giving effect such Asset Disposition, no Default or Event of Default exists;

                  (ii) the sale of inventory in the ordinary course of business;

                  (iii) the liquidation or sale of Cash Equivalents for the account of the Borrower;


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                  (iv) the disposition of damaged, worn out or obsolete tangible assets, so long as the fair market value (based on the good faith judgment of the Borrower without the requirement of a third party appraisal) of all property disposed of pursuant to this clause (iv) does not exceed $1,000,000 in the aggregate in any fiscal year of the Borrower; and

                  (v) any other Asset Disposition; provided that (A) the consideration therewith is cash or Cash Equivalents; (B) if such transaction is a Sale and Leaseback Transaction, such transaction is permitted by the terms of Section 7.13; (C) if such Asset Disposition is a Casualty or Condemnation, the Net Cash Proceeds resulting therefrom are applied as required by this Amended Agreement; (D) such transaction does not involve the sale or other disposition of an equity interest in any Credit Party; (E) the aggregate net book value of all of the assets sold or otherwise disposed of by the Credit Parties in all such transactions in reliance on this paragraph shall not exceed $1,000,000 in any fiscal year of the Borrower during the term of this Amended Agreement; and (F) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction.

         (b) Upon consummation of an Asset Disposition permitted by this Section 7.5, the Agent shall (to the extent applicable) deliver to the Borrower, upon the Borrower's request and at the Borrower's expense, such documentation as is reasonably necessary to evidence the release of the Agent's security interest, if any, in the assets being disposed of, including amendments or terminations of UCC financing statements, if any, the return of stock certificates, if any, and the release of such Subsidiary from all of its obligations, if any, under the Credit Documents.

         7.6 INVESTMENTS; ACQUISITIONS. None of the Credit Parties will make any Investment in, to or for the benefit of any Person or to purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person; PROVIDED, THAT, any Credit Party may purchase inventory in the ordinary course of business and may make Permitted Investments.

         7.7 RESTRICTED PAYMENTS. None of the Credit Parties will, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) dividends payable solely in common stock of such Person, (b) dividends or other distributions payable to the Borrower or any Wholly Owned Domestic Subsidiary of the Borrower, and (c) repurchases of common stock of the Borrower from any employee of the Credit Parties upon the termination of employment of such employee; PROVIDED, THAT, the aggregate amount paid in all such repurchases shall not exceed $250,000 in any fiscal year of the Borrower during the term of this Amended Agreement; PROVIDED, THAT, in each case as set forth in clauses (a) through (c) above, no Default or Event of Default has occurred and is continuing at such time or would exist after giving effect to such payment on a pro forma basis as if it had been made on the first day of the most recently completed period of four consecutive fiscal quarters of the Borrower.



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         7.8 PREPAYMENTS OF INDEBTEDNESS, ETC. None of the Credit Parties will
(a) after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the terms, agreements, covenants or conditions of or applicable to any Indebtedness issued by such Credit Party if such amendment, waiver or modification would add or change any terms, agreements, covenants or conditions in a manner adverse to any Credit Party, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, (b) if any Default or Event of Default has occurred and is continuing or would exist after giving effect to such payment on a pro forma basis as if it had been made on the first day of the most recently completed period of four consecutive fiscal quarters of the Borrower, directly or indirectly redeem, purchase, pay or prepay, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness (other than Credit Obligations), or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of any Credit Party or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable thereto or (c) release, cancel, compromise or forgive in whole or in part the Indebtedness evidenced by the Intercompany Notes.

         7.9 TRANSACTIONS WITH AFFILIATES. None of the Credit Parties will enter into or permit to exist any transaction or series of transactions with (a) any officer, director, shareholder, Subsidiary or Affiliate of any Credit Party or
(b) any Affiliate of any such officer, director, shareholder, Subsidiary or Affiliate, other than (i) transfers of assets to any Credit Party permitted by
Section 7.5, (ii) transactions expressly permitted by Section 7.1, Section 7.4,
Section 7.5, Section 7.6 or Section 7.7, (iii) normal compensation and reimbursement of reasonable expenses of officers and directors, and (iv) other transactions which are entered into in the ordinary course of such Person's business on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arms'-length transaction with an independent, unrelated third party.

         7.10 FISCAL YEAR; ORGANIZATIONAL DOCUMENTS. None of the Credit Parties will (a) change its fiscal year or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) in any respect or amend, modify or change its bylaws (or other similar document) in any manner adverse in any respect to the rights or interests of the Lenders or
(c) enter into any amendment, modification or waiver that is adverse in any respect to the Lenders to (i) any Material Contract as in effect on the Closing Date or (ii) the Credit Documents as in effect on the Effective Date. The Borrower will cause the Credit Parties to promptly provide the Lenders with copies of all proposed amendments to the foregoing documents and instruments as in effect as of the Effective Date.

         7.11 LIMITATION ON RESTRICTED ACTIONS. None of the Credit Parties will, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to
(a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or


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



transfer any of its properties or assets to any Credit Party or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Amended Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 7.1(c); PROVIDED, THAT, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith (and any renewals, refinancings, exchanges, refundings or extensions thereof, so long as the terms of such encumbrances or restrictions are no more onerous than those with respect to such Indebtedness upon the original incurrence thereof) or (iv) customary non-assignment provisions in any lease governing a leasehold interest.

         7.12 OWNERSHIP OF SUBSIDIARIES: LIMITATIONS ON BORROWER. Notwithstanding any other provisions of this Amended Agreement to the contrary, the Borrower will not (i) permit any Person (other than the Borrower or any Wholly Owned Domestic Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, (ii) permit any Subsidiary of the Borrower to issue Capital Stock to any Person, except (A) the Borrower or any Wholly Owned Domestic Subsidiary of the Borrower or (B) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (iii) issue or permit any Subsidiary of the Borrower to issue any shares of Disqualified Stock or Preferred Stock.

         7.13 SALE LEASEBACKS. None of the Credit Parties will, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Credit Party has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or (b) which such Credit Party intends to use for substantially the same purpose as any other Property which has been sold or is to be sold or transferred by such Credit Party to another Person which is not a Credit Party in connection with such lease.

         7.14     [intentionally omitted]

         7.15 NO FURTHER NEGATIVE PLEDGES. None of the Credit Parties will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Amended Agreement and the other Credit Documents and
(b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 7.1(c), PROVIDED that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith.

         7.16 IMPAIRMENT OF SECURITY INTERESTS. None of the Credit Parties will take or omit to take any action, which action or omission might or would have the result of materially impairing the security interests in favor of the Agent on behalf of the Secured Parties with respect to the Collateral, and none of the Credit Parties will grant to any Person (other than


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



the Secured Parties pursuant to the Collateral Documents) any interest whatsoever in the Collateral, except for Permitted Liens.

         7.17 SALES OF RECEIVABLES. None of the Credit Parties will sell with recourse, discount or otherwise sell or dispose of its notes or accounts receivable.

         7.18     FINANCIAL COVENANTS.

         (a) FIXED CHARGE COVERAGE RATIO. The Borrower will not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter of the Borrower, to be less than the ratio specified for such fiscal quarter in the table set forth below:

                                                                 FIXED CHARGE
          FROM                  TO AND INCLUDING                COVERAGE RATIO
          ----                  ----------------                --------------
     December 31, 1997          September 30, 1999              1.50 to 1.00
     October 1, 1999            September 30, 2000              1.75 to 1.00
     October 1, 2000            Maturity Date                   2.00 to 1.00

         (b) LEVERAGE RATIO. The Borrower will not permit the Leverage Ratio, as of the last day of any fiscal quarter of the Borrower, to be greater than 3.00 to 1.00.

         (c) CONSOLIDATED NET WORTH. The Borrower will not permit the Consolidated Net Worth as of the last day of any fiscal quarter of the Borrower after giving pro forma effect to the transaction contemplated hereby, to be less than the "Minimum Compliance Level". The Minimum Compliance Level shall be, on the Effective Date, an amount equal to $41,916,472 and shall be increased as of the last day of each fiscal quarter of the Borrower ending after the Effective Date, commencing with the fiscal quarter ending December 31, 1997, by an amount equal to the sum of (i) 50% of Consolidated Net Income (if positive) of the Borrower for such fiscal quarter, (ii) 100% of the Net Cash Proceeds of any Equity Issuance by any Credit Party during such fiscal quarter and (iii) 100% of amount of any net worth increase resulting from any acquisition by any Credit Party during such fiscal quarter. The foregoing increases in the Minimum Compliance Level shall be fully cumulative and no reduction in the Minimum Compliance Level shall be made to reflect negative Net Income for any period.


                                    SECTION 8
                                EVENTS OF DEFAULT

         8.1 EVENTS OF DEFAULT. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "EVENT OF DEFAULT"):

                  (a)      PAYMENT.  Any Credit Party shall:

                           (i) default in the payment when due of any principal
                  of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit when and as the same shall become due and payable, whether


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



                  at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

                           (ii) default, and such default shall continue
                  unremedied for three (3) or more Business Days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other Credit Obligations or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith;

                  (b) REPRESENTATIONS. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect on the date as of which it was made, deemed to have been made or delivered; or

                  (c) COVENANTS. Any Credit Party shall

                           (i) default in the due performance or observance of
                  any term, covenant or agreement contained in Sections 6.1(a),
                  (b), (c), (f) or (j), Sections 6.2, 6.9, 6.11, 6.12 or
                  Sections 7.1 through 7.18, inclusive;

                           (ii) default in the due performance or observance of
                  any term, covenant or agreement contained in Sections 6.1(d),
                  (e), (g), (h), (i) and (k) and such default shall continue unremedied for a period of at least five (5) Business Days after the earlier of a Responsible Officer of a Credit Party becoming aware of such default or notice thereof by the Agent or the Required Lenders; or

                           (iii) default in the due performance or observance by
                  it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this
                  Section 8.1) contained in this Amended Agreement, any of the other Credit Documents or any Lender Hedging Agreements and such default shall continue unremedied for a period of fifteen
                  (15) Business Days after the earlier of a Responsible Officer of a Credit Party becoming aware of such default or notice thereof by the Agent or the Required Lenders;

                  (d) OTHER CREDIT DOCUMENTS. Except as applicable to a Subsidiary of the Borrower as a result of or in connection with a dissolution, merger or disposition of such Subsidiary permitted under this Amended Agreement, any Credit Document shall fail to be in full force and effect or to give the Agent or any other Secured Party the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall so state in writing;

                  (e) GUARANTEES. The Guarantee Agreement or any provision thereof shall cease to be in full force and effect as to any Guarantor, as applicable, and the


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         Borrower or such Guarantor shall fail, within thirty (30) days of notice by the Agent or the Required Lenders, to replace such Guarantee Agreement or provision thereof with another credit support agreement or acceptable substitute collateral reasonably satisfactory to the Agent and the Required Lenders, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under any such guarantee agreement, except as the result of a dissolution, merger or disposition of such Guarantor permitted under this Amended Agreement, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such guarantee agreement;

                  (f) BANKRUPTCY, ETC. Any Bankruptcy Event shall occur with respect to any Credit Party;

                  (g)      DEFAULTS UNDER OTHER AGREEMENTS.

                           (i) Any Credit Party shall default in the performance
                  or observance (beyond the applicable grace period with respect thereto, if any) of any material obligation or condition of any contract, lease or other agreement material to the Credit Parties, taken as a whole;

                           (ii) With respect to any Indebtedness (other than
                  Indebtedness outstanding under the Credit Documents) in excess of $500,000 in the aggregate for the Credit Parties taken as a whole, (A) any Credit Party shall default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, (B) any Credit Party shall default in the observance or performance of any other term, covenant, condition or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing or securing such Indebtedness or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness (or any portion thereof) to become due prior to its stated maturity,
                  (C) any such Indebtedness (or any portion thereof) shall be declared due and payable, or shall be required to be prepaid (other than by a regularly scheduled required payment) prior to the stated maturity thereof or (D) any Credit Party shall be required by the terms of such Indebtedness to offer to prepay or repurchase such Indebtedness (or any portion thereof) prior to the stated maturity thereof (except as contemplated by Section 6.14);

                  (h) JUDGMENTS. One or more judgments or decrees shall be entered against one or more of the Credit Parties involving a liability of $500,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier which has acknowledged coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded


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         pending appeal within forty-five (45) days from the entry thereof, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Credit Party to enforce any such judgment;

                  (i) ERISA. Any of the following events or conditions, if such event or condition, together with all other such events or conditions, could have a Material Adverse Effect: (i) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and
         Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any Credit Party or any ERISA Affiliate in favor of the PBGC or a Plan;
         (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the opinion of the Agent or the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the opinion of the Agent or the Required Lenders, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA or (B) any Credit Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency of (within the meaning of Section 4245 of ERISA) such Plan; (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Credit Party or any ERISA Affiliate to any liability under Section 406, 409, 502(i) or 502(1) of ERISA or Section 4975 of the Code or under any agreement or other instrument pursuant to which any Credit Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability or (v) any other event or condition out of the ordinary course of business shall occur or exist with respect to any Plan;

                  (j) [Intentionally omitted];

                  (k) CHANGE OF CONTROL. There shall occur any Change of
         Control;

                  (l) MATERIAL CONTRACTS. Any Material Contract shall be declared by any Governmental Authority to be invalid or unenforceable in whole or in part or shall for any other reason not be, or shall be reasonably asserted by any Credit Party or any Person acting by or on behalf of any Credit Party not to be, in full force and effect and enforceable in accordance with its terms and such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

                  (m) ENVIRONMENTAL MATTERS. Either (i) any Credit Party shall be liable, whether directly, indirectly through required indemnification of any Person or otherwise, for the costs of investigation and/or remediation of any Materials of Environmental Concern originating from or affecting any property or properties, whether or not owned, leased or operated by any Credit Party, which liability, together with all other such liabilities, could reasonably be expected to exceed $500,000 in the aggregate or require payments exceeding $500,000 in any fiscal year of the Borrower or (ii) any Federal, state, regional, local or other environmental


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         regulatory agency or authority shall commence an investigation or take any other action that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         8.2 ACCELERATION; REMEDIES. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (pursuant to the voting requirements of Section 10.6) or cured to the satisfaction of the requisite Lenders (pursuant to the voting requirements of Section 10.6), the Agent may, and upon the request and direction of the Required Lenders shall (subject to Section 9.1), by written notice to the Borrower, take any or all of the following actions (without prejudice to the rights of the Agent or any Lender to enforce its claims against the Credit Parties, except as otherwise expressly provided for in this Amended Agreement):

                  (a) TERMINATION OF COMMITMENTS. Declare the Commitments terminated, whereupon the Commitments shall be immediately terminated.

                  (b) ACCELERATION. Declare the unpaid principal of all Loans, any reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees and other Credit Obligations and any and all other indebtedness or obligations of any and every kind owing by any Credit Party to the Agent and/or any of the Secured Parties under the Credit Documents to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived.

                  (c) CASH COLLATERAL. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 8.1(f), it will immediately pay) to the Agent additional cash, to be held by the Agent, in a cash collateral account pursuant to Section 2.2(l), in an amount equal to the LOC Obligations (including the maximum aggregate amount which is, or at any time thereafter may become, available to be drawn under all Letters of Credit then outstanding) and terminate any Letter of Credit which may be terminated in accordance with its terms.

                  (d) ENFORCEMENT OF RIGHTS. Enforce any and all rights and interests created and existing under the Credit Documents including all rights and remedies existing under the Collateral Documents, all rights and remedies against the Guarantors and all rights of set-off.

Notwithstanding the foregoing, if (x) an Event of Default specified in Section 8.1(f) or Section 8.1(k) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees and other Credit Obligations and any and all other indebtedness or obligations owing to the Agent and/or any of the Secured Parties under the Credit Documents automatically shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders, and (y)


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upon the request and at the direction of Lenders holding a majority of the
Credit Obligations, the Agent shall take the actions specified in Section 8.2(a) and/or 8.2(c).

         In case any one or more of the covenants and/or agreements set forth in this Amended Agreement or any other Credit Document shall have been breached by any Credit Party, then the Agent may proceed to protect and enforce the Lenders' rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Amended Agreement or such other Credit Document. Without limitation of the foregoing, the Borrower agrees that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof. The Agent acting pursuant to this paragraph shall be indemnified by the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses but excluding the fees and expenses of internal legal counsel) in accordance with and subject to the limitations in Section 10.5.


                                    SECTION 9
                                AGENCY PROVISIONS

         9.1 APPOINTMENT, POWERS AND IMMUNITIES. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its administrative agent under this Amended Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Agent by the terms of this Amended Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 9.5 and the first two sentences of Section 9.6 hereof shall include its Affiliates and its own and its Affiliates' officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Amended Agreement and the other Credit Documents and shall not be a trustee or fiduciary for any Lender or other Secured Party; (b) shall not be responsible to the Secured Parties for any recital, statement, representation or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or the use of the proceeds of the Loans or the use of the Letters of Credit or the existence or possible existence of any Default or Event of Default or to inspect the property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the


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negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Without limiting the generality of the foregoing, the Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Lenders with respect thereto, as contemplated by and in accordance with the provisions of this Amended Agreement and the Collateral Documents. The provisions of this
Section 9 are solely for the benefit of the Agent and the Lenders and none of the Credit Parties shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Amended Agreement and the other Credit Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party or any of their respective Affiliates.

         9.2 RELIANCE BY AGENT. The Agent shall be entitled to rely upon any certification, notice, instrument, writing or other communication (including any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 10.3 hereof. As to any matters not expressly provided for by this Amended Agreement and the other Credit Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or to the extent specifically provided in Section 10.6, all the Lenders), and such instructions shall be binding on all of the Lenders; PROVIDED, HOWEVER, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

         9.3 DEFAULTS. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 9.2 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, PROVIDED THAT, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         9.4 RIGHTS AS LENDER. With respect to its Commitments and the Loans made by it, NationsBank (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless


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the context otherwise indicates, include the Agent in its individual capacity.
NationsBank (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Agent, and NationsBank (and any successor acting as Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Amended Agreement or otherwise without having to account for the same to the Secured Parties.

         9.5 INDEMNIFICATION. The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 10.5 hereof, but without limiting the obligations of the Borrower under Section 10.5) ratably in accordance with their respective Commitments (or, if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interests of the Lenders), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements of any kind and nature whatsoever that may at any time (including at any time following the final payment of all of the obligations of the Borrower hereunder and under the other Credit Documents) be imposed on, incurred by or asserted against the Agent (including by any Lender) in any way relating to or arising out of any Credit Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Credit Document; PROVIDED, THAT, no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrower under Section 10.5, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower. The agreements contained in this Section 9.5 shall survive payment in full of the Loans, the LOC Obligations and all other amounts payable under the Credit Documents and the termination of the Commitments hereunder.

         9.6 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that the Agent has not made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of any Credit Party or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by the Agent to any Secured Party. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and decision to enter into this Amended Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Credit Party or any of their Affiliates that may come into the possession of the Agent or any of its Affiliates.


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         9.7 RESIGNATION OF AGENT. The Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States of America having combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.


                                   SECTION 10
                                  MISCELLANEOUS

         10.1 NOTICES. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set forth below, (c) on the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) on the fifth Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Borrower and the Agent, set forth below, and, in the case of the Lenders, set forth on SCHEDULE 2.1(A), or at such other address as such party may specify by written notice to the other parties hereto:

         if to the Borrower:

                  Kendle International Inc.
                  700 Carew Tower
                  5th & Vine Streets
                  Cincinnati, Ohio  45202
                  Attn:  Mr. Timothy M. Mooney
                  Telephone: (800) 733-1572
                  Telecopy: (513) 381-5870



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         with a copy to:

                  Keating, Muething & Klekamp P.L.L.
                  1800 Provident Tower
                  One East 4th Street
                  Cincinnati, Ohio 45202
                  Attn:  William J. Keating, Jr., Esq.
                  Telephone:  (513) 579-6400
                  Telecopy:  (513) 579-6457

         if to the Agent:

                  NationsBank, N. A.
                  Independence Center, 15th Floor
                  NC1-001-15-04
                  101 North Tryon Street
                  Charlotte, North Carolina 28255
                  Attn:  Agency Services
                  Telephone: (704) 388-3916
                  Telecopy: (704) 386-9923

         with a copy to:

                  NationsBank, N.A.
                  NationsBank Corporate Center, 8th Floor
                  NC1-007-08-13
                  100 North Tryon Street
                  Charlotte, NC 28255
                  Attn:    Mr. Michael A. Crabb, III
                  Telephone: (704) 388-6000
                  Telecopy: (704) 388-6002

         with a copy to:

                  Fennebresque, Clark, Swindell & Hay
                  NationsBank Corporate Center
                  100 North Tryon Street, Suite 2900
                  Charlotte, NC  28255
                  Attn:    Marvin L. Rogers, Esq.
                  Telephone: (704) 347-3800
                  Telecopy: (704) 347-3838

         10.2 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of an Event of Default, each Lender (and each of its Affiliates) is authorized at any time and from time to time, to the fullest extent permitted by law, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional


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or final) and any other indebtedness at any time held or owing by such Lender
(including branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Person to such Lender (and its Affiliates) hereunder, under the Notes, under the other Credit Documents or otherwise, irrespective of whether such Lender (or Affiliate) shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured. Any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender (or any of its Affiliates); PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application. Any Person purchasing a Participation Interest in the Loans and Commitments hereunder pursuant to Section 2.2(c), 3.13 or 10.3(d) may exercise all rights of setoff with respect to its Participation Interest as fully as if such Person were a Lender hereunder. The rights of each Lender (and its Affiliates) under this Section 10.2 are in addition to (and not in limitation
of) any other rights and remedies (including other rights of set-off) that such Lender may have under applicable law or otherwise.

         10.3 BENEFIT OF AGREEMENT. (a) GENERALLY. This Amended Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED, that, the Borrower may not assign or transfer any of its interests and obligations without prior written consent of all the Lenders (and any such purported assignment or transfer without such consent shall be void); PROVIDED FURTHER that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 10.3.

         (b) ASSIGNMENTS. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Amended Agreement (including all or a portion of its Loans, its Notes and its Commitments); PROVIDED, HOWEVER, that

                  (i) each such assignment shall be to an Eligible Assignee;

                  (ii) each such assignment shall be in an amount at least equal to $5,000,000, except in the case of an assignment to another Lender or any Affiliate of a Lender or an assignment of all of a Lender's rights and obligations under this Amended Agreement;

                  (iii)each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Amended Agreement and the other Credit Documents; and

                  (iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance, together with any Notes subject to such assignment and a processing fee of $2,500 to be paid by the parties to such assignment.



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



Upon the later of (A) the execution, delivery and acceptance of such Assignment and Acceptance and (B) the effective date specified in such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights and benefits of a Lender under this Amended Agreement and the other Credit Documents and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Amended Agreement and the other Credit Documents. Upon the consummation of any assignment pursuant to this Section 10.3(b), the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new promissory notes reflecting such assignment are issued to the assignor and the assignee in the amount of their respective interests and in substantially the form of the original Notes (but with notation thereon that such new Notes are given in substitution for and replacement of the original Notes or any replacements thereof). If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.10.

         (c) REGISTER. The Agent shall maintain at its address referred to in
SCHEDULE 2.1(a) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts and Interest Periods of the Loans of each Type owing to, each Lender from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Amended Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Notes subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in accordance with the applicable requirements hereof, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

         (d) PARTICIPATIONS. Each Lender may sell participations to one or more Persons in all or a portion of its rights and obligations under this Amended Agreement (including all or a portion of its Commitments and its Loans); PROVIDED, HOWEVER, that (i) such Lender's obligations under this Amended Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) the participant shall be entitled to the benefit of the provisions contained in Sections 3.6, 3.9, 3.10 and 3.11 and the right of set-off contained in Section 10.2 on the same basis as if it were a Lender, (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Amended Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans, its Notes and its Commitments (except for the obligations to such participant referred to in the foregoing clause (iii)) and to approve any amendment, modification or waiver of any provision of this Amended Agreement (other than amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes in which such participant is participating, extending any scheduled


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



principal payment date or scheduled interest payment date in respect of such Loans or Notes in which such participant is participating, extending such Commitments in which such participant is participating or, except as expressly provided in the Credit Documents, releasing all or substantially all the Collateral from the lien of the Collateral Documents or all or substantially all the Guarantors from the Guarantee Agreement) (v) subparticipations by any participant shall be prohibited, and (vi) each such participation shall be in an amount at least equal to $5,000,000 except in the case of a participation to another Lender or any Affiliate of a Lender or a participation of all of a Lender's rights and obligations under this Amended Agreement.

         (e) REGULATORY MATTERS. Notwithstanding any other provision set forth in this Amended Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

         (f) CONFIDENTIALITY. Any Lender may furnish any information concerning any Credit Party or any of its Subsidiaries or other Affiliates in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 10.14 hereof.

         10.4 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Agent or any other Secured Party in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Agent or any other Secured Party and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies of the Agent and the other Secured Parties hereunder and under the other Credit Documents are cumulative and not exclusive of any rights or remedies which the Agent or any other Secured Party would otherwise have at law or otherwise. No notice to or demand on any Credit Party in any case shall entitle the Borrower or any other Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the other Secured Parties to any other or further action in any circumstances without notice or demand except where notice or demand is required under the Credit Documents.

         10.5 EXPENSES; INDEMNIFICATION. (a) The Borrower agrees to pay within five (5) Business Days all reasonable costs and expenses of the Agent actually incurred in connection with the syndication, preparation, execution, delivery, administration, modification and amendment of this Amended Agreement, the other Credit Documents and the other documents to be delivered hereunder, including the reasonable fees and expenses of counsel for the Agent (but specifically excluding the cost of internal counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Credit Documents. The Borrower further agrees to pay within five (5) Business Days after demand all costs and expenses of the Agent and the Lenders, if any (including reasonable attorneys' fees and expenses but specifically excluding the cost of internal counsel) actually incurred in connection with (i) the enforcement (whether through negotiations, legal proceedings or otherwise) of the Credit Documents and the other documents to be delivered hereunder and (ii) any claim in respect of any of the Credit Obligations in any bankruptcy or insolvency proceeding relating to any Credit Party.

         (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, liabilities, reasonable costs and expenses (including reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of defense in connection therewith but specifically excluding the cost of internal counsel) (i) the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or of the Letters of Credit but specifically excluding, except as otherwise expressly provided herein, any fees or expenses by Lender in the participation of any of the Loans or (ii) the presence or Release of any Materials of Environmental Concern at, under or from any Property owned, operated or leased by any Credit Party, or the failure by any Credit Party to comply with any Environmental Law, except to the extent such claim, damage, loss, liability, cost or expense results from or is attributable to such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.5(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against the Agent, any Lender, any other Secured Party, any of their Affiliates or any of their respective directors, officers, employees, attorneys, agents and advisers, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or of the Letters of Credit.

         (c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 10.5 shall survive the payment in full of the Loans and all other amounts payable under this Amended Agreement.

         10.6 AMENDMENTS, WAIVERS AND CONSENTS. Neither this Amended Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, modified or waived, unless such amendment, modification or waiver is in writing entered into by, or approved in writing by, the Required Lenders and the Borrower, PROVIDED, THAT, no such amendment, modification or waiver shall:

         (a) extend the final maturity of any Loan or the time of payment of any reimbursement obligation (or any portion thereof) arising from a drawing under a Letter of Credit, without the prior written consent of each Lender holding a Participation Interest in any such Letter of Credit;



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



         (b) reduce the rate of interest applicable to any Credit Obligation (other than as a result of waiving the applicability of any post-default increase in interest rates), extend the time of payment of any interest thereon (other than as a result of waiving any mandatory prepayment), reduce any Fees payable hereunder or extend the time of payment of any Fees hereunder, without the prior written consent of each Lender to whom such interest, Credit Obligation or Fee is owed;

         (c) reduce or waive the principal amount of any Loan or of any reimbursement obligation (or any portion thereof) arising from a drawing under a Letter of Credit, without the prior written consent of each Lender holding such Loan or a Participation interest in such Letter of Credit;

         (d) increase the Commitment of a Lender over the amount thereof in effect or extend the date fixed for the termination of the Commitment of a Lender (it being understood and agreed that a waiver of any Default or Event of Default of any mandatory reduction in the Commitments shall not constitute an increase in the terms of any Commitment of any Lender), without the prior written consent of such Lender,

         (e) release all or substantially all of the Collateral from the Lien of the Collateral Documents (except as expressly provided in the Credit Documents), without the prior written consent of each Lender;

         (f) release the Borrower or, except as expressly provided in the Credit Documents, all or substantially all of the Guarantors from its or their obligations under the Credit Documents, without the prior written consent of each Lender;

         (g) amend, modify or waive any provision of this Section 10.6 or
Section 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 8.1(a), 10.2, 10.3, 10.5 or
10.9, without the prior written consent of each Lender;

         (h) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders, or otherwise change the percentage of the Commitments, the percentage of the aggregate unpaid principal amount of the Notes or the number of Lenders which shall be required for the Lenders or any of them to take action under any provision of this Amended Agreement or any other Credit Document, without the prior written consent of each Lender;

         (i) consent to the assignment or transfer by the Borrower or any Guarantor of any of its rights and obligations under or in respect of the Credit Documents (except as expressly provided in the Credit Documents), without the prior written consent of each Lender;

         (j) increase the total Commitments or otherwise increase the aggregate principal amount of obligations which are secured by the Collateral, without the prior written consent of each Lender;

         (k) effect any waiver, amendment or modification of Section 7.8(a) with respect to the subordination provisions of any Indebtedness, without the prior written consent of each Lender;

         (l) amend any provision of Section 9 or otherwise affect any rights or duties of the Agent, without the prior written consent of the Agent; or

         (m) amend any provision of Section 2.2 or otherwise affect any rights or duties of the Issuing Lender, without the prior written consent of the Issuing Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding. The various requirements of this Section 10.6 are cumulative. Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 10.6 regardless of whether its Note shall have been marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section 10.6 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

         10.7 COUNTERPARTS. This Amended Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Amended Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Amended Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Amended Agreement.

         10.8 HEADINGS. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Amended Agreement.

         10.9 SURVIVAL. All indemnities set forth herein, including in Sections 2.2(i), 3.6, 3.10, 3.11, 9.5 and 10.5 and the undertakings set forth in Section 10.14, shall survive the execution and delivery of this Amended Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Borrower and by the Lenders in Section 10.15 herein shall survive delivery of the Notes, the making of the Loans hereunder and the issuance of the Letters of Credit hereunder.



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



         10.10 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (a) This AMENDED AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER CREDIT DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 AND, AS TO MATTERS NOT GOVERNED BY SUCH UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Amended Agreement or any other Credit Document may be brought in the courts of the State of North Carolina in Mecklenburg County, or of the United States for the Western District of North Carolina, and, by execution and delivery of this Amended Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set forth for notices pursuant to Section 10.1, such service to become effective five (5) days after such mailing. Nothing herein shall affect the right of the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

         (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Amended Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         (c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE AGENT, THE LENDERS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDED AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         10.11 SEVERABILITY. If any provision of any of the Credit Documents is judicially determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions. In such event, the parties hereto shall endeavor in good-faith negotiations to replace any such invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.



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



         10.12 ENTIRETY. This Amended Agreement, the other Credit Documents and the Lender Hedging Agreements, if any, represent the entire agreement of the parties hereto and thereto regarding the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, if any (including any commitment letters or correspondence) relating to such subject matters. Nothing in this Amended Agreement or any other Credit Document, expressed or implied, is intended to confer upon any party (other than the parties hereto and thereto and the other Secured Parties) any rights, remedies, obligations or liabilities under or by reason of this Amended Agreement and the other Credit Documents.

         10.13 BINDING EFFECT; TERMINATION. (a) This Amended Agreement shall become effective at such time on or after the Effective Date when it shall have been executed by the Borrower and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Amended Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective permitted successors and assigns.

         (b) The term of this Amended Agreement shall be until no Loans, LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding, no Letters of Credit shall be outstanding, all of the Credit Obligations have been irrevocably satisfied in full and all of the Commitments hereunder shall have expired or been terminated.

         10.14 CONFIDENTIALITY. Each of the Agent and the Lenders (each, a "LENDING PARTY") agrees, during the term of this Amended Agreement and at all times thereafter, to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Amended Agreement that is marked confidential or that is disclosed pursuant to written instructions from the Credit Party that the confidentiality of such information must be maintained by the Lending Parties; PROVIDED that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent or advisor of any Lending Party or Affiliate of any Lending Party, (b) as required by any law, rule or regulation, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Amended Agreement, (f) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (g) to the extent necessary in connection with the exercise of any remedy under this Amended Agreement or any other Credit Document, (h) subject to provisions substantially similar to those contained in this Section 10.14, to any actual or proposed participant or assignee and (i) to the extent that the Borrower shall have consented in writing to such disclosure. Nothing set forth in this Section 10.14 shall obligate the Agent or any Lender to return any materials furnished by the Credit Parties.

         10.15 SOURCE OF FUNDS. Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:


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




                  (a) no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

                  (b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

                  (c) to the extent that any part of such funds constitutes assets of an insurance company's general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

                  (d) such funds constitute assets of one or more specific benefit plans which such Lender has identified in writing to the Borrower.

As used in this Section 10.15, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

         10.16 CONFLICT. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any other Credit Document, on the other hand, this Amended Agreement shall control.




                           [Signature Page to Follow]


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


         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amended Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                      KENDLE INTERNATIONAL INC.
                               an Ohio corporation


                               By: /s/ Timothy M. Mooney
                                  -----------------------------------
                               Name: Timothy M. Mooney
                                    ---------------------------------
                               Title: V.P. -- C.F.O.
                                     --------------------------------



LENDERS:                       NATIONSBANK, N.A.,
                               individually in its capacity as a
                               Lender and in its capacity as Agent and
                               Issuing Lender


                               By:
                                  -----------------------------------
                               Name:
                                    ---------------------------------
                               Title:
                                     --------------------------------
                               Applicable Lending Office:


                               BANK ONE, N.A., as a Lender


                               By:
                                  -----------------------------------
                               Name:
                                    ---------------------------------
                               Title:
                                     --------------------------------
                               Applicable Lending Office:


                               FIFTH THIRD BANK, as a Lender


                               By:
                                  -----------------------------------
                               Name:
                                    ---------------------------------
                               Title:
                                     --------------------------------
                               Applicable Lending Office:




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


                                Schedule 2.1 (a)
                                  Commitments
                                  -----------


                                                            Revolving
                                                            Commitment
Lender                   Revolving Commitment               Percentage
------                   --------------------               ----------

NationsBank, N.A.           $14,000,000.00                  46.666666666666667%

Bank One, N.A.               $8,000,000.00                  26.666666666666667%

Fifth Third Bank             $8,000,000.00                  26.666666666666667%